Exhibit 10.7

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT
FOR DISCOVERY PRODUCER SERVICES LLC

dated as of June 13, 2005

to be effective as of the Effective Date

among

DUKE ENERGY FIELD SERVICES, LP

WILLIAMS ENERGY, L.L.C.

and

WILLIAMS PARTNERS OPERATING LLC

-i-

-ii-

SCHEDULES

1.1	Discovery Area of Interest

2.7	Minimum Amounts

2.7B	Minimum Amounts when exceeding 80% of capacity

5.4	Voting

11.11	Dispute Resolution Procedures

-iii-

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

FOR DISCOVERY PRODUCER SERVICES LLC

     THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT FOR DISCOVERY PRODUCER SERVICES LLC (the “Agreement”), dated as of June 13, 2005, but effective as of the Effective Date (as hereinafter defined), by and among DUKE ENERGY FIELD SERVICES, LP (“DEFS Member”), a Delaware limited partnership, WILLIAMS ENERGY, L.L.C. (“Williams Member”), a Delaware limited liability company, and WILLIAMS PARTNERS OPERATING LLC (“Williams MLP Member”), a Delaware limited liability company.

ARTICLE 1

SUBJECT MATTER. DEFINITIONS AND RULES OF CONSTRUCTION

     1.1 Subject Matter. This Agreement amends and restates the Second Amended and Restated Limited Liability Company Agreement dated as of May 15, 1998 (the “Second Amended and Restated LLC Agreement”), among Texaco Discovery Holdings, LLC (“Texaco”), MAPCO Energy L.L.C. and British-Borneo Pipeline LLC, as amended by (a) that Amendment I dated October 1, 2002, among Duke Energy Field Services LP, successor in interest to Texaco, Williams Energy, L.L.C., formerly MAPCO Energy L.L.C., and British-Borneo Pipeline LLC, and (b) that First Amendment to Second Amended and Restated Limited Liability Company Agreement, dated as of January 1, 2004, among ENI BB Pipeline LLC (formerly named British-Borneo Pipeline LLC), Duke Energy Field Services, LP, and Williams Energy, L.L.C. This Agreement sets forth the terms and conditions upon which the parties hereto shall continue to manage and operate Discovery Producer Services LLC (the “Company”).

     As of the date of this Agreement, the members of the Company are Duke Energy Field Services, LP, Williams Energy, L.L.C and Williams Discovery Pipeline, LLC. As of the Effective Date, however, the Members of the Company will be the DEFS Member, the Williams Member and the Williams MLP Member, each holding the respective Percentage Interest set forth opposite such Member’s name in Section 3.1, and Williams Discovery Pipeline, LLC will no longer be a member of the Company.

     1.2 Definitions. For purposes of this Agreement, including the Schedules and Exhibits hereto, the terms defined in this Section 1.2 shall have the meanings herein assigned to them and the capitalized terms defined elsewhere in this Agreement, by inclusion in quotation marks and parentheses, shall have the meanings so ascribed to them.

     “Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each taxable year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation sections 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Member in subsequent years under sections 704(e)(2) and 706(d) of the Code and Treasury Regulation section 1.751-l(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum chargeback pursuant to Section 4.1(d) or 4.1(e)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     “Adjusted Property” means any property of the Company, the Carrying Value of which has been adjusted pursuant to Section 3.4(d).

     “Affiliate” means with respect to any specified Person, any other Person directly or. indirectly controlling or controlled by or under direct or indirect common control with such specified Person For the purposes of this definition, “control” means the ownership, directly or indirectly, of more than 50% of the Voting Stock, of such Person; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “Agreed Value” of any Contributed Property or Adjusted Property means the fair market value of such property or other consideration at the time of contribution as determined by the Company (but only in the absence of a negotiated determination of fair market value among Members, in which case such negotiated value shall be accepted as the Agreed Value) using such reasonable method of valuation as it may adopt. In the absence of a negotiated allocation among the Members (if such negotiated allocation exists, the negotiated allocation will be conclusive), the Company shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties or Adjusted Property in a single or integrated transaction among such properties on a basis proportional to their fair market value.

     “Associated Agreements” means the Plant and Fractionator Operation and Management Agreement and the Producer Pipeline Operation and Maintenance Agreement including all schedules and exhibits thereto.

     “Available Cash” means, with respect to any Quarter ending prior to the dissolution or liquidation of the Company, and without duplication:

     (a) the sum of (i) all cash and cash equivalents of the Company on hand at the end of such Quarter and (ii) all additional cash and cash equivalents of the Company on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

     (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Management Committee to (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such Quarter or (ii) comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject; provided, however, that distributions made by the Company or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Management Committee so determines.

     Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a liquidation or dissolution of the Company occurs and any subsequent Quarter shall equal zero.

     “Bankruptcy” means (i) the filing of any petition or the commencement of any suit or proceeding by an individual or entity pursuant to Bankruptcy Law seeking an order for relief, liquidation, reorganization or protection from creditors, (ii) the entry of an order for relief against an individual or entity pursuant to Bankruptcy Law, or (iii) the appointment of a receiver, trustee or custodian for a substantial portion of the individual’s or entity’s assets or property, provided such order for relief, liquidation, reorganization or protection from creditors is not dismissed within sixty (60) days after such appointment of a receiver, trustee or custodian.

     “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or state Law for the relief of debtors.

     “Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member’s share of the Company’s Book Tax Disparities in all Contributed Property and Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 3.4 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles. The determination of Book Tax Disparity and a Member’s share thereof shall be determined consistently with Section 1.704-3(d) of the Treasury Regulations.

     “Business Day” means any day other than a Saturday, Sunday or other day on which banks in the State of Louisiana are permitted or required to close.

     “Capital Account” means the capital account maintained for each Member for purposes of Section 704(b) of the Code as described in Section 3.4.

     “Capital Contribution” means, with respect to any Member, the amount of capital contributed by such Member to the Company in accordance with Article 3 of this Agreement.

     “Carrying Value” means (a) with respect to Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions relating to such property charged to the Members’ Capital Accounts, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 3.4(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Company.

     “Certificate of Formation” means the certificate of formation of the Company, as amended or restated from time to time, filed in the Office of the Secretary of State of the State of Delaware in accordance with the Delaware Act.

     “Change of Ownership” means, with respect to any Person, a change directly or indirectly in the Equity of such Person or in the ownership of all or substantially all of its assets.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company Minimum Gain” means the amount determined pursuant to Treasury Regulation section 1.704-2(d).

     “Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash or cash equivalents, contributed to the Company by a Member. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 3.4(d), such property shall no longer constitute a Contributed Property for purposes of Section 4.2, but shall be deemed an Adjusted Property for such purposes.

     “Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time.

     “Discovery Area of Interest” means the South Timbalier, South Timbalier South Addition, Grand Isle, Grand Isle South Addition, Ewing Bank and the Eastern half of Green Canyon, the Western quarter of Mississippi Canyon, Atwater Valley and Walker Ridge areas of offshore Louisiana. The Discovery Area of Interest is further described on the map attached hereto as Schedule 1.1.

     “Discovery Pipeline System” means collectively the Producer Pipeline, the Raw Make Pipeline, the Processing Plant, the Fractionation Plant and the Transmission Pipeline; including any pipeline, plant or facility added to the said pipeline system.

     “Economic Risk of Loss” has the meaning set forth in Treasury Regulation section 1.752-2(a).

     “Effective Date” means the closing date of the initial public offering of the Parent of the Williams MLP Member.

     “Equity” means common stock in the case of a corporation, membership interest in the case of a limited liability company, a partnership interest in the case of a partnership or other similar interest in the case of another Person.

     “Fiscal Year” means (i) the period of time commencing on the effective date of this Agreement and ending on December 31, 1997, in the case of the first Fiscal Year of the Company or (ii) in the case of subsequent Fiscal Years of the Company, any subsequent twelve (12) month period commencing on January 1 and ending on December 31.

     “Fractionation Plant” means the fractionation plant owned by the Company in Paradis, Louisiana.

     “GAAP” means generally accepted accounting principles in the United States of America.

     “GAAP Capital Account” means the capital account maintained in accordance with GAAP for purposes of the annual financial statements referred to in Section 10.2.

     “Governmental Body” means a government organization, subdivision, court, agency or authority thereof, whether foreign or domestic.

     “Interest” means the ownership interest of a Member in the Company (which shall be considered intangible personal property for all purposes) consisting of (i) such Member’s right to receive its Percentage Interest of the Company’s profits, losses, allocations and distributions, (ii) such Member’s sight to vote or grant or withhold consents with respect to matters related to the Company as provided herein or in the Delaware Act, and (iii) such Member’s other rights and privileges as herein provided.

     “Lateral Opportunity” means any natural gas source which is located in the Discovery Area of Interest and with respect to which the owner or its agent has requested proposals from any Person for the gathering, transportation, processing or fractionation of production from such source.

     “Laws” means all applicable statutes, law, rules, regulations, orders, ordinances, judgments and decrees of any Governmental Body, including the common or civil law of any Governmental Body.

     “Majority” means one or more Members having among them more than 50% of the Interests of all Members entitled to vote.

     “Management Committee” means the committee comprised of the individuals designated by the Members pursuant to Section 5.2 hereof and all other individuals who may from time to time be duly appointed by the Members to serve as representatives on such committee in accordance with the provisions hereof; in each case so long as such individual shall continue in such capacity in accordance with the terms hereof, and reference herein to the Management Committee shall refer to such individuals collectively in their capacity as representatives on such committee.

     “Members” means the DEFS Member, the Williams Member, the Williams MLP Member and any other Persons who are admitted as Members in the Company pursuant to this Agreement, but does not include any Person who has ceased to be a Member in the Company.

     “Minerals Management Service” means the Minerals Management Service of the United States Department of the Interior.

     “Minimum Gain Attributable to Member Nonrecourse Debt” means that amount determined in accordance with the principles of Regulation section 1.704-2(i)(3).

     “MMCF” means one million standard cubic feet at 14.73 psia and 60 degrees Fahrenheit.

     “Net Agreed Value” means (i) in the case of any Contributed Property, the fair market value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (ii) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution as determined under section 752 of the Code.

     “Net Income” means, for any taxable period, the excess, if any, of the Company’s items of income and gain for such taxable period over the Company’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 3.4(b) and shall not include any items specifically allocated under Sections 4.1(d) through 4.1(j). For purposes of Sections 4.1(a) and (b), in determining whether Net Income has been allocated to any Member for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 3.4(d) shall be treated as an item of gain or loss to be allocated pursuant to Section 4.1.

     “Net Loss” means, for any taxable period, the excess, if any, of the Company’s items of loss and deduction for such taxable period over the Company’s items of income and gain for such taxable period. The items included in the calculation of Yet Loss shall be determined in accordance with Section 3.4(b) and shall not include any items specifically allocated under Sections 4.1(d) through 4.1(j). For purposes of Sections 4.1 (a) and (b), in determining whether Net Loss has been allocated to any Member for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 3.4(d) shall be treated as an item of gain or loss to be allocated pursuant to Section 4.1.

     “Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 4.2(b)(ii)(A) or 4.2(b)(iii)(A) if such properties were disposed of in a taxable transaction in foil satisfaction of such liabilities and for no other consideration.

     “Nonrecourse Debt” has the meaning set forth in Regulations section 1.704-2(b)(4).

     “Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (described in section 705(a)(2)(B) of the Code) that, in accordance with the principles of Regulation section 1.704-2(b)(i) are attributable to a Nonrecourse Liability.

     “Nonrecourse Liability” has the meaning assigned to such term in Regulation section 1.704-2(b)(3).

     “Parent” means (a) with respect to the Williams Member, The Williams Companies, Inc., (b) with respect to the DEFS Member, Duke Energy Field Services, LLC and (c) with respect to any Member that is, or is a subsidiary of, a publicly traded partnership, such publicly traded partnership (for example, in the case of the Williams MLP Member, its Parent is Williams Partners, LP).

     “Percentage Interest” means, with respect to a Member, the percentage set forth opposite such Member’s name in Section 3.1.

     “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, estate, unincorporated organization or Governmental Body.

     “Plant and Fractionator Operator” means that person designated as “Operator” under the Plant and Fractionator Operation and Management Agreement.

     “Plant and Fractionator Operation and Management Agreement” means the Agreement for the Operation and Management of the Larose Processing Plant and the Paradis Fractionation Facility between the Company and Bridgeline Gas Distribution LLC dated as of February 1, 1997.

     “Prime Rate” means the corporate base rate per annum in effect as published by Citibank, N.A., New York, New York, from time to time for domestic unsecured commercial loans.

     “Processing Plant” means the gas processing plant owned by the Company near Larose, Louisiana.

     “Producer Pipeline” means the natural gas gathering lateral pipelines owned and operated by the Company, including any pipeline lateral construction undertaken by the Company in accordance with this Agreement, whether or not such construction has been commenced or completed.

     “Producer Pipeline Operator” means that Person designated as “Contractor” under the Producer Pipeline Operation and Maintenance Agreement.

     “Producer Pipeline Operation and Maintenance Agreement” means the Agreement for the Operation, Management, Maintenance and Expansion of the Discovery Gathering System between the Discovery Producer Services LLC and Bridgeline Gas Distribution Company LLC dated as of February 1, 1997.

     “Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.

     “Raw Make Pipeline” means the natural gas liquids pipeline extending from the Processing Plant to the Fractionation Plant.

     “Recapture Income” means any gain recognized by. the Company (computed without regard to any adjustment required by section 734 or 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

     “Record Date” means the date established by the Members from time to time for determining the identity of Members entitled to receive any distribution pursuant to Section 4.3.

     “Regulations” means the U.S. Treasury Regulations promulgated under the Code, as in effect from time to time.

     “Related Company” means with respect to any specified Person, any other Person in which such specified Person has a direct or indirect ownership interest.

     “Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 4.2(b)(ii)(A) or 4.2(b)(iii)(A), to eliminate Book Tax Disparities.

     “Transmission” means Discovery Gas Transmission LLC, a Delaware limited liability company.

     “Transmission LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement for Transmission by the Company dated as of May 15, 1998.

     “Transmission Pipeline” means the natural gas pipeline owned and operated by Transmission and any lateral pipelines owned and operated by Transmission, including any pipeline lateral construction undertaken by the Company in accordance with this Agreement, whether or not such construction has been commenced or completed.

     “Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.4(d) as of such date). In determining such Unrealized Gain, the aggregate cash amount and fair market value of a Company asset (including cash or cash equivalents) shall be determined by the Company and agreed to by the Members using such reasonable method of valuation as it may adopt.

     “Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.4(d) as of such date) over (b) the fair market value of such property as of such date. In determining such Unrealized Loss, the aggregate cash amount and fair market value of a Company asset (including cash or cash equivalents) shall be determined by the Company and agreed to by the Members using such reasonable method of valuation as it may adopt.

     “Voting Stock” means the securities or other ownership interest in any Person which have ordinary voting power under ordinary circumstances for the election of directors (or the equivalent) of such Person.

     “Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Members made pursuant to a credit facility or other arrangement.

     1.3 Other Definitions. The following terms have the meanings ascribed to them in the Sections noted:

“Agreement”	Preamble
“Annual Business Plan”	5.5
“Annual Nominal Capacity”	2.7(f)
“Business Subcommittee”	5.3(b)
“Certificates”	11.19
“Change of Ownership Buyout Notice”	8.2(d)(ii)
“Company”	1.1
“Company Assets”	7.4
“Company Indemnitee”	6.1(a)
“Curtailed Volumes”	2.7(f)
“Default”	8.10
“Defaulting Member”	8.1(h)
“Default Rate”	3.2
“DGT Management Committee”	5.10

“DEFS Member”	Preamble
“Event of Default”	8.1
“Excess Volumes”	2.7(f)
“Indemnified Party”	6.3
“Indemnifying Party”	6.3
“Internal Transfer”	7.1(a)
“Internal Transferee”	7.1(a)
“Lateral”	2.7(f)
“Lateral Opportunity Notice”	2.7(a)
“Lateral Volumes”	2.7(f)
“Liabilities”	6.1(a)
“Liquidator”	9.2(a)
“Make-up Distribution”	3.6(b)
“Marketed Interest”	7.3(a)
“Member Indemnitee”	6.2
“Member Lateral Opportunity”	2.7(c)
“Monetary Default”	8.1(c)
“Net Incremental Revenues”	2.7(f)
“Nondefaulting Members”	8.10
“Non-Selling Member”	7.3(a)
“Notifying Member”	2.7(a)
“Offer Notice”	7.3(b)
“Officers”	5.3(a)
“Operations Subcommittee”	5.3(b)
“Option Period”	7.3(b)
“Participating Member”	2.7(f)
“Producer Member”	2.7(c)
“Proprietary Information”	11.14
“Selling Member”	7.3(a)
“Tax Matters Partner”	10.4(a)
“Third Party Action”	6.3
“Third Party Lateral Opportunity”	2.7(b)
“Third Party Purchaser”	8.3(d)(ii)
“Williams Member”	Preamble
“Williams MLP Member”	Preamble
“Working Capital Shortfall Contribution”	3.6(b)

     1.4 Rules of Construction. For purposes of this Agreement, including the Exhibits and Schedules hereto:

     (a) General. Unless the context otherwise requires, (i) “or” is not exclusive; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (iii) words in the singular include the plural and words in the plural include the singular; (iv) words in the masculine include the feminine and words in the feminine include the masculine; (v) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; (vi) a reference to a

Member includes its successors and permitted assigns and (vii) any reference to $ or dollars shall be a reference to U.S. dollars.

     (b) Articles and Sections. Reference to Articles and Sections are, unless otherwise specified, to Articles and Sections of this Agreement.

     (c) Other Agreements. References herein to any agreement or other instrument shall, unless the context otherwise requires (or the definition thereof otherwise specifies), be deemed to be references to the same as it may from time to time be changed, amended or extended. There is no incorporation by reference unless expressly stated.

ARTICLE 2

ORGANIZATION AND CONDUCT OF BUSINESS

     2.1 Company. Subject to the terms and conditions of this Agreement, the Members hereby agree to operate and manage the Company, a limited liability company organized pursuant to the Delaware Act, which shall engage in the business described herein.

     2.2 Continuation of Company. The parties hereto hereby continue the limited liability company formed on June 24, 1996 upon the filing of a Certificate of Formation in the Office of the Secretary of State of the State of Delaware in accordance with the requirements of the Delaware Act. From time to time, the Company shall file such further certificates of formation, qualifications to do business, fictitious name certificates or like filings in such jurisdictions as may be necessary or appropriate in connection with the conduct of the Company’s business or to provide notification of the limitation of liability of the Members under applicable Law.

     2.3 Purpose. The business and purposes of the Company shall be (i) to own and operate the Producer Pipeline, the Raw Make Pipeline, the Processing Plant and the Fractionation Plant and other facilities added thereto, (ii) to carry on the business contemplated by the Associated Agreements, (iii) to serve as the sole member of Transmission and (iv) to engage in such other business activities that may be undertaken by a limited liability company under the Delaware Act as the Members may from time to time determine; provided, however, that the Members determine, as of the date of the acquisition or commencement of such other business activity, that such activity (a) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or (b) enhances the operations of an activity of the Company that generates qualifying income.

     2.4 Place of Business. The principal place of business of the Company shall be One Williams Center, Tulsa Oklahoma 74172 or such other place as the Members may from time to time determine. The registered office of the Company in the State of Delaware shall be 1209 Orange Street Wilmington, Delaware 19801, and the registered agent for service of process on the Company shall be The Corporation Trust Company whose business address is the same as the Company’s registered office (or such other registered office and registered agent as the Members may from time to time select).

     2.5 Term. The Company shall continue indefinitely unless dissolved in accordance with Section 9.1.

     2.6 Business Opportunities No Implied Duty or Obligation. Except as provided in Section 2.7, the Members and their respective Related Companies may engage, directly or indirectly, without the consent of the other Members or the Company, in other business opportunities, transactions, ventures or other arrangements of any nature or description, independently or with others, including without limitation, business of a nature which may be competitive with or the same as or similar to the business of the Company, regardless of the geographic location of such business, and without any duty or obligation to account to the other Members or the Company in connection therewith.

     2.7 Lateral Opportunities; Non-Consent Projects.

     (a) Member Notification.

     (i) Each Member (the “Notifying Member”) shall (A) promptly advise the Company of any natural gas source of which such Member is or becomes aware in the Discovery Area of Interest, provided, however, if knowledge of such natural gas source becomes generally available to the public through no fault of the Notifying Member or the other Members then in such event the Member may disclose such information as to such natural gas source to any Person unless such natural gas source is also covered under a Lateral Opportunity Notice as provided in this Section 2.7(a), in which case the Members shall hold the information covered under the applicable Lateral Opportunity Notice confidential for the 120 day time period provided for in this Section 2.7(a); and (B) provide the Company with written notice (a “Lateral Opportunity Notice”) of all Lateral Opportunities of which the Member acquires actual knowledge. Such Lateral Opportunity Notice shall be provided as soon as possible after a Member acquires actual knowledge of a Lateral Opportunity and shall include all information related thereto which the Member may disclose without violating any confidentiality or other agreement or any Law by which such Member is bound Each Member shall hold all such Lateral Opportunity information in strictest confidence until such Lateral Opportunity has been first offered by notice to the Company, been rejected by the Company, and is not being pursued by a Participating Member, all in accordance with the provisions of this Section 2.7, but in no event shall any Member’s obligation of strict confidentiality extend beyond 120 days from the date of the notice offering such Lateral Opportunity to the Company; provided, notwithstanding the foregoing, a Member may at any time share any such Lateral Opportunity information with any of its Affiliates, including Affiliates that are Members.

Notwithstanding anything to the contrary in this Section 2.7(a), no obligations under this Section 2.7(a)(i) (including the obligation of confidentiality) with regard to any specific natural gas source or Lateral Opportunity shall continue beyond two years from the date of first notification thereof to the Company.

     (ii) In the event any Member reasonably determines that any other Member may have a substantial conflict of interest with regard to any Lateral Opportunity, it may, upon notice and full disclosure of the conflict to such other

Member, exclude any employee of such other Member company from the commercial negotiations to be conducted in order to develop that Lateral Opportunity for the Company. This provision shall not be interpreted so as to deny any Member the information it needs to properly evaluate any such Lateral Opportunity so as to exercise its Company management functions, including approving or disapproving any such Lateral Opportunity.

     (b) Third Party Production. A Member shall not, directly or indirectly, gather, transport, process or fractionate any Lateral Opportunity owned by any Person other than a Member, whether by construction or acquisition of any pipeline laterals or extensions to connect such Lateral Opportunity to the Transmission Pipeline or the Producer Pipeline or any other pipeline or system (a “Third Party Lateral Opportunity”), or vote for, consent to or exercise any other rights it may have to approve or participate in the undertaking of a Third Party Lateral Opportunity by any of its Related Companies, until such Third Party Lateral Opportunity has been rejected or otherwise forfeited by the Company pursuant to this Section 2.7(b). If the Members do not approve the undertaking of such Third Party Lateral Opportunity by the Company within ten (10) days after receipt of the applicable Lateral Opportunity Notice, any Member who voted in favor of such Third Party Lateral Opportunity (a “Participating Member”) may elect to participate (or approve participation by or agree to participate with any of its Related Companies) in such Third Party Lateral Opportunity but only on the terms and conditions set forth in the applicable Lateral Opportunity Notice and only if such Third Party Lateral Opportunity connects to the Transmission Pipeline or the Producer Pipeline. Such Participating Member shall be free for a period of sixty (60) days after such initial ten (10) day Company approval period to enter into definitive agreements relating to, or otherwise consummate, the Third Party Lateral Opportunity on the terms and conditions set forth in the applicable Lateral Opportunity Notice (but only if such Third Party Lateral Opportunity connects to the Transmission Pipeline or the Producer Pipeline), or to approve or to participate in any similar actions by any of its Related Companies, without any further obligation or duty to the Company or any non participating Member with respect to such Third Party Lateral Opportunity. If no such definitive agreements are entered into or the Third Party Lateral Opportunity is not otherwise consummated prior to the expiration of such sixty (60) day period, such Participating Member shall not take any action with respect to such Third Party Lateral Opportunity (including any action to approve or participate in the undertaking of such Third Party Lateral Opportunity by any of its Related Companies), without again offering the same to the Company in accordance with Section 2.7(a) and this Section 2.7(b).

     (c) Member Production. A Member who owns or has an Affiliate who owns a Lateral Opportunity (a “Producer Member”) shall not directly or indirectly gather, transport, process or fractionate any Lateral Opportunity owned by such Member or by any of its Affiliates, whether by construction or acquisition of any pipeline laterals or extensions to connect such Lateral Opportunity to the Transmission Pipeline or the Producer Pipeline or otherwise (a “Member Lateral Opportunity”), or vote for, consent to or exercise any other rights it may have to approve or participate in the undertaking of such Member Lateral Opportunity by any of its Affiliates until such Member Lateral Opportunity has been rejected or otherwise forfeited by the Company pursuant to this

Section 2.7(c). The Producer Member shall negotiate exclusively and in good faith with the Company for a period of up to ten (10) days following delivery of the applicable Lateral Opportunity Notice with the objective of reaching a final agreement with respect to the terms and conditions of the Member Lateral Opportunity. If the Members do not approve the undertaking of such Member Lateral Opportunity by the Company within such ten (10) day period, the Producer Member shall solicit an offer from one or more other Persons with respect to such Member Lateral Opportunity. If the Producer Member receives a bona fide offer from one or more other Persons which is more favorable than the most favorable terms offered by the Company (if any), the Producer Member shall so notify the Company in writing, provided that the Producer Member shall not be obligated to disclose to the Company the specific terms and conditions of such bona fide offer or offers. The Company shall then have a period of fifteen (15) days after its receipt of such notice to submit a final written offer with respect to such Member Lateral Opportunity. The Producer Member shall not accept any other offer with respect to such Member Lateral Opportunity until it has considered a timely final offer submitted by the Company in accordance with the preceding sentence. If the Producer Member does not receive an offer from another Person which is more favorable than the most favorable terms offered by the Company and determines to proceed with production of such Lateral Opportunity, then the Producer Member shall enter into an agreement with the Company for such Member Lateral Opportunity upon the most favorable terms offered by the Company.

Subject to the foregoing paragraph, the Producer Member shall retain sole discretion to construct or engage a Person other than the Company to construct any pipeline lateral necessary to connect its natural gas production to the Transmission Pipeline or the Producer Pipeline and to negotiate and accept only the transportation, processing and fractionation portions of the Company’s proposal in connection with any Member Lateral Opportunity.

     (d) Operational Discretion. With respect to any Lateral Opportunity, the Company shall retain sole discretion over the quality, integrity and capacity of the assets of the Company and the operation thereof and a producer, including a Producer Member, shall retain sole discretion over all matters relating to the development and production of its natural gas reserves, including but not limited to the decision as to whether or not to produce such resources.

     (e) Legal Requirements. Any Lateral Opportunities involving the Transmission Pipeline shall be handled in accordance with all applicable Laws including provisions of the Transmission’s Federal Energy Regulatory Commission gas tariff.

     (f) The following special provisions will govern notwithstanding any other provisions in this Section 2.7, except Section 2.7(e), to the contrary.

     (i) Once a Lateral Opportunity has been proposed to and rejected by the Company, the Member or Members initially proposing or electing to participate in that Lateral Opportunity (the “Participating Member”, whether one or more) may elect to fund and own that Lateral Opportunity (the “Lateral”). The natural gas and condensate that enter the Discovery Pipeline System from such

Lateral are hereinafter referred to as Lateral Volumes. The Company will have no ownership, rights or obligations in the Lateral or any revenues and expenses attributable thereto. The Participating Member(s) will be solely responsible for all expenses and obligations, and be solely entitled to all revenues, of the Lateral.

     (ii) Additionally, and subject to the following provisions, the Participating Member(s) will be entitled to receive from the Company the following compensation (treated as a Code section 707(a) payment for federal income tax purposes) for bringing additional quantities of natural gas and condensates to the Discovery Pipeline System:

     (A) Twelve cents (12¢) per MMBtu for all Lateral Volumes delivered into the Discovery Pipeline System from the Lateral constructed and paid for by the Participating Member(s) as such Lateral Volumes are measured at the Transmission Pipeline receipt point meter(s) for such Lateral. The Participating Member must provide documentation of the metered volumes to the Company prior to the crediting of the Lateral Volumes.

     (B) One hundred percent (100%) of the net incremental revenues (net of all incremental operating expenses) derived from the processing and fractionation of the Lateral Volumes.

     (C) The sum of (A) and .(H) will be referred to as “Net Incremental Revenues.”

     (D) The period of time during which Participating Member(s) is eligible to receive Net Incremental Revenues will terminate either on the date the Participating Members) recovers its direct capital costs incurred in securing the incremental quantities of natural gas and condensate from the Laterals for the Discovery Pipeline System or upon a date five (5) years after the commencement of gas flow of the Lateral Volumes into the Discovery Pipeline System, whichever occurs first. Solely for purposes of determining the Participating Member(s)’ recovery of its direct capital costs incurred in securing the incremental quantities of natural gas and condensate for the Discovery Pipeline System, such Participating Member(s) will be deemed to be receiving Net Incremental Revenues on all Lateral Volumes actually flowing into the Discovery Pipeline System regardless of the fact that such volumes may be deemed to be “Excess Volumes” and/or “Curtailed Volumes” under Sections 2.7(f)(iv)(A) and 2.7(f)(iv)(B). The period of time during which a Participating Member is entitled to collect such Net Incremental Revenues will not be extended as a result of periods of Curtailed Volumes or of Excess Volumes.

     (E) The right to receive Net Incremental Revenues from the Company will be limited to Laterals that have a direct interconnection with the Transmission Pipeline. Volumes of natural gas and condensates that are indirectly received into the Transmission Pipeline through a previously constructed Lateral will not qualify as Lateral Volumes.

     (iii) Prior to each calendar year, the Company shall perform a system flow analysis of the Transmission Pipeline’s system using publicly available data. The analysis will be based on the then existing configuration of the Transmission Pipeline system to calculate the capacity of the Transmission Pipeline using all known volumes into the Transmission Pipeline and calculate the volumes at Ewing Bank Block 873 which would cause any known receipt point into the Transmission Pipeline to exceed the Transmission Pipelines’ current maximum operating pressure. The pipeline delivery pressure assumed at the inlet of the Processing Plant will be 900 psia, with receipt volumes into the Transmission Pipeline at the current maximum operating pressure. Such calculated capacity shall be the “Annual Nominal Capacity” of the Transmission Pipeline system (if such nominal capacity has not been calculated, then the Transmission Pipeline’s actual design capacity shall be deemed to be the “Annual Nominal Capacity” for the applicable annual period for purposes of this Section 2.7(f)).

     (iv) The Participating Member will cease to receive Net Incremental Revenues under the occurrence of one or both of the following capacity conditions:

     (A) If the Transmission Pipeline’s system average monthly throughput exceeds ninety percent (90%) of the Annual Nominal Capacity, them, for purposes of this Section 2.7(f)(iv)(A), any Lateral Volumes, for which the Participating Member has rights to receive Net Incremental Revenues, will be deemed to be the volumes utilizing the last available capacity in the Transmission Pipeline. Lateral Volumes in excess of ninety percent (90%) of the Annual Nominal Capacity of the Transmission Pipeline (“Excess Volumes”) will not create any rights in the Participating Member(s) to receive Net Incremental Revenues for such Lateral Volumes during such month.

     (B) If for any reason the Transmission Pipeline curtails or prorates the receipt of natural gas volumes or rejects nominations due to capacity limitations (“Curtailed Volumes”), Lateral Volumes will be deemed to be the first Curtailed Volumes. A Participating Member(s) will not be entitled to Net Incremental Revenues for such Curtailed Volumes. Net Incremental Revenue credits will be suspended only during the actual period when there are Curtailed Volumes and the suspension will not affect prior or future credits.

     (v) Notwithstanding any other provision in this Section 2.7(f) to the contrary, if the Participating Member(s) and/or its Affiliates own a greater percentage of a production prospect connected to the Transmission Pipeline by a Lateral than the Participating Member(s)’ percentage ownership interest in the

Company, the Participating Member will not receive any Net Incremental Revenues attributable to that Lateral.

ARTICLE 3

CAPITAL STRUCTURE

     3.1 Percentage Interests. The Percentage Interests of the Members on the date hereof are as follows:

Member	Percentage Interest
Williams MLP Member	40.0%
DEFS Member	33.33%
Williams Member	26.67%

     3.2 Capital Contributions. The Members shall make Capital Contributions of cash, property or services as they determine and approve pursuant to Section 5.4. In the event that the Members determine and approve pursuant to Section 5.4 that cash Capital Contributions should be made for any purpose, including but not limited to working capital purposes, the Members shall make such cash Capital Contributions in proportion to their respective Percentage Interests in such amounts and on such dates as the Members may determine. The Management Committee shall issue a written request to each Member for payment of such cash Capital Contributions on such due dates and in such amounts as the Members shall have determined; provided, that the due date for any such cash Capital Contribution shall be no less than five (5) days after the date such written request is issued to the Members. All Capital Contributions received by the Company after the due date specified in such written request shall be accompanied by interest on such overdue amounts, which interest shall be payable to the Company and shall accrue from and after such specified due dates until paid at a rate (the “Default Rate”) equal to the lesser of (i) 4% over the Prime Rate, or (ii) the maximum interest rate allowed for this purpose pursuant to the Laws of the State of Delaware.

     3.3 No Voluntary Contributions; Interest. No Member shall make any Capital Contributions to the Company except pursuant to this Article 3. No Member shall be entitled to interest on its Capital Contributions.

     3.4 Capital Accounts. A separate Capital Account shall be established and maintained for each Member in accordance with the rules of Regulation section 1.704-1(b)(2)(iv), Section 4.1 and the following terms and conditions:

     (a) Increases and Decreases. Each Member’s Capital Account shall be (i) increased by (A) the amount of cash or cash equivalent Capital Contributions made by such Member, (B) the Net Agreed Value of non-cash assets contributed as Capital Contributions by such Member, and (C) allocations to such Member of Company income and gain (or items thereof), including, without limitation, income and gain exempt from tax and income and gain described in Regulation section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Regulation section 1.704-1(b)(4)(i); and (ii) shall be decreased by (A) the amount of cash or cash equivalents distributed to such Member by the Company, (B) the Net Agreed Value of any non-cash assets or other property distributed to such Member by the Company, and (C) allocations to such Member of Company losses and deductions (or items thereof), including losses and deductions described in Regulation section 1.704-1(b)(2)(iv)(g) (but excluding losses or deductions described in Regulation section 1.704-1(b)(4)(i) or (iii)).

     (b) Computation of Amounts. For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided that:

     (i) All fees and other expenses incurred by the Company to promote the sale of (or to sell) any interest that can neither be deducted nor amortized under section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, but treated as an item of deduction at the time such fees and other expenses are required and shall be allocated among the Members pursuant to Sections 4.1 and 4.2.

     (ii) Except as otherwise provided in Regulation section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under section 754 of the Code which may be made by the Company and, as to those items described in section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

     (iii) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

     (iv) In accordance with the requirements of section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company was equal to the Agreed value of such property on the date it was acquired by the Company. Upon an adjustment pursuant to Section 3.4(d) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful fife (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Company may adopt.

     (c) Transferees. A transferee of all or a part of a Member’s Interest shall succeed to all or the transferred part of the Capital Account of the transferring Member; provided, however, that if the transfer causes a termination of the Company under section 708(b)(1)(B) of the Code, the Company’s properties and liabilities shall, solely for income tax purposes, be deemed to have been contributed to a new partnership in exchange for interests in the new partnership and immediately thereafter the Company will be deemed to have liquidated by distributing interests in the deemed “new” partnership to the transferee and remaining Members. The above deemed contribution of assets to a new partnership and deemed distribution of new partnership interests by the Company in liquidation shall be disregarded for the purpose of maintaining Capital Accounts.

     (d) Contributed Unrealized Gains and Losses. Consistent with the provisions of Regulation section 1.704-1(b)(2)(iv)(f), on an issuance of additional Interests for cash or Contributed Property, the Capital Accounts of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 4.1.

     (e) Distributed Unrealized Gains and Losses. In accordance with Regulation section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Member of any Company property (other than a distribution of cash or cash equivalents that are not in redemption or retirement of a Member’s Interest), the Capital Accounts of all Members and the Carrying Value of each Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value (which shall be determined by the Company using any valuation method it deems reasonable under the circumstances), and had been allocated to the Members at such time, pursuant to Section 4.1.

     (f) Code Compliance. Notwithstanding any provision in this Agreement to the contrary, each Member’s Capital Account shall be maintained and adjusted in accordance with the Code and the Regulations thereunder, including without limitation (i) the adjustments permitted or required by Code Section 704(b) and, to the extent applicable, the principles expressed in Code Section 704(c) and (i) the adjustments required to maintain capital accounts in accordance with the “substantial economic effect test” set forth in the Regulations under Code Section 704(b).

     3.5 Return of Capital. No Member shall have the right to demand a return of such Member’s Capital Contributions (or the balance of such Member’s Capital Account). Further, no Member has the right (i) to demand and receive any distribution from the Company in any form other than cash or (ii) to bring an action of partition against the Company or its property. Neither the Members nor the Management Committee shall have any personal liability for the repayment of the Capital Contributions from Members. No Member is required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.

3.6 Working Capital (a) Loans by Members. With the consent of the other Members, any Member may lend funds to the Company for working capital purposes, provided that no Member may make such a loan as an alternative to any capital contribution required under Section 3.2 or advance under Section 3.6(b). A loan account shall be established and maintained for such Member separate from such Member’s Capital Account and any loan made to the Company shall be credited to such loan account. Interest on all loans shall accrue at the Prime Rate or at such other rate as may be approved by the Members and all advances to the Company from such loan account shall be repaid prior to any distributions to the Members pursuant to Section 4.3. A credit balance in such loan account shall constitute a liability of the Company; it shall not constitute a part of any Member’s capital account.

     (b) Shortfall Advances by Williams Member. If, during a Quarter in which a distribution of Available Cash is made pursuant to Section 4.3, the Management Committee (by Majority vote) reasonably determines that a working capital deficiency exists, the Williams Member hereby agrees to advance to the Company such funds as and when needed as the Management Committee (by Majority vote) reasonably determines shall be necessary for working capital purposes (a “Working Capital Shortfall Advance”); provided, that the Williams Member shall not be required to make Working Capital Shortfall Advances in any Quarter that, in the aggregate, exceed the aggregate amount of the two most recent quarterly distributions of Available Cash immediately preceding such Quarter. In the event any Working Capital Shortfall Advances have been made pursuant to this Section 3.6(b), all Working Capital Shortfall Advances to the Company shall be repaid to the Williams Member prior to any distributions to the Members pursuant to Section 4.3. A Working Capital Shortfall Advance shall constitute a liability of the Company; it shall not constitute a part of any Member’s capital account. The Williams Member shall not be entitled to receive any interest from the Company in respect of any such Working Capital Shortfall Advances. For the avoidance of doubt and for purposes of this Section 3.6(b), “working capital” shall not include any cash expenditures by the Company for capital or expansion projects.

ARTICLE 4

ALLOCATIONS AND DISTRIBUTIONS

     4.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 3.4(b)) shall be allocated among the Members in each taxable year or portion thereof (an “allocation period”) as provided herein below.

     (a) Net Income. All items of income, gain, loss and deduction taken into account in computing Net Income for such allocation period shall be allocated to each of the Members in accordance with its respective Percentage Interests.

     (b) Net Losses. All items of income, gain, loss and deduction taken into account in computing Net Losses for such allocation period shall be allocated to each Member in accordance with its respective Percentage Interests; provided, however, that Net Losses shall not be allocated pursuant to this Section 4.1(b) to the extent that such allocation would cause a Member to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account).

     (c) Nonrecourse Liabilities. For purposes of Regulation section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built in Gain shall be allocated among the Members in accordance with their respective Percentage Interests.

     (d) Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 4.1, except as provided in Regulation section 1.704-2(f)(2) through (5), if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Regulation sections 1.704-2(f)(6) and (g)(2) and section 1.704-2(j)(2)(i), or any successor provisions. For purposes of this Section 4.1(d), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1 with respect to such taxable year (other than an allocation pursuant to Section 4.1(h) or (i)).

     (e) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Section 4.1 (other than Section 4.1(d), except as provided in Regulation section 1.704-2(i)(4)), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Company taxable period, any Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 4.1, each Member’s Adjusted Capital Account balance shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1, other than Sections 4.1(d), (h) and (i), with respect to such taxable period.

     (f) Qualified Income Offset. In the event any Member unexpectedly receives adjustments, allocations or distributions described in Regulation section 1.704-1(b)(2)(ii)(d)(4) through (6) (or any successor provisions), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations promulgated under section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 4.1(d) or 4.1(e).

     (g) Gross Income Allocations. In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provisions of this Agreement and (ii) the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specifically allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 4.1(g) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 4.1 have been tentatively made as if this Section 4.1(g) was not in the Agreement.

     (h) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year shall be allocated to the Members in accordance with their respective Percentage Interests. If the Company determines in its good faith discretion that the Company’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under section 704(b) of the Code, the Company is authorized, upon notice to the Members, to revise the prescribed ratio to the numerically closest ratio which does satisfy such requirements.

     (i) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable year shall be allocated 100% to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulation section 1.704-2(i) (or any successor provision). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members ratably in proportion to their respective shares of such Economic Risk of Loss.

     4.2 Allocations for Tax Purposes. The Members agree as follows:

     (a) Allocations of Gain, Loss, etc. Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction which is recognized by the Company for federal income tax purposes shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 4.1 hereof.

     (b) Book-Tax Disparities. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

     (i) In the case of a Contributed Property, (A) such items of income, gain, loss, depreciation, amortization and cost recovery deductions attributable thereto shall be allocated among the Members in the manner provided under section 704(c) of the Code and section 1.704-3(d) of the Regulations (i.e. the “remedial method”) that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable thereto shall be allocated among the Members in the same manner as is correlative item of “book” gain or loss is allocated pursuant to Section 4.1.

     (ii) In the case of an Adjusted Property, (A) such items shall be allocated among the Members in a manner consistent with the principles of section 704(c) of the Code and section 1.704-3(d) of the Regulations (i.e. the “ remedial method” to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 3.4(d) or (e), unless such property was originally a Contributed Property, in which case such items shall be allocated among the Members in a manner consistent with Section 4.2(b)(i); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 4.1.

     (c) Conventional/Allocations. For the proper administration of the Company, the Company shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; and (ii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Regulations under section 704(b) or section 704(c) of the Code. The Company may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 4.2(c) only if such conventions, allocations or amendments are consistent with the principles of section 704 of the Code.

     (d) Section 743(b). The Company may determine to depreciate the portion of an adjustment under section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation method and useful life applied to the Company’s common basis of such property, despite the inconsistency of such with Regulation section 1.167(c)-1(a)(6), or any successor provisions. If the Company determines that such reporting position cannot reasonably be taken, the Company may adopt any reasonable depreciation convention that would not have a material adverse effect on the Members.

     (e) Recapture Income. Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 4.2 be characterized as Recapture Income in the same proportions and the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture income.

     (f) Section 754. All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by sections 734 and 743 of the Code.

     4.3 Distributions. Within thirty (30) days following the end of each Quarter ending after the Effective Date an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 18-607 of the Delaware Act, be distributed in accordance with this Article 4 by the Company to the Members in accordance with their respective Percentage Interests; provided, no such distribution of Available Cash shall be made to Members until the Williams Member shall have been repaid in full the aggregate amount of any Working Capital Shortfall Advance made pursuant to Section 3.6(b).

     4.4 Purchase of Products by Members. The Members or their designated Affiliates shall purchase all natural gas liquids products produced at the Fractionation Plant to which the Company is entitled as a result of gas processing services it provides to producers of natural gas, and each Member or its designated Affiliates shall purchase a quantity of these products in accordance with such Member’s Percentage Interest. The purchase price to be paid to the Company for such products by the Members or their respective Affiliates shall be the weighted average price for all natural gas liquids products purchased from or sold to other parties by the Members at the tailgate of the Fractionation Plain. If there is no such weighted average price at the tailgate of the Fractionation Plant, then the price for each component shall be the Oil Price Information Service (“OPIS”) posted price at Mont Belvieu, Texas less ten cents (10¢) per gallon.

ARTICLE 5

MANAGEMENT

     5.1 The Management Committee. The business and affairs of the Company shall be managed by or under the direction of the Members acting through the Management Committee, subject to the delegation of powers and duties to Officers and other Persons as provided for by resolution of the Management Committee.

     5.2 Composition; Removal and Replacement of Representative. The Management Committee shall be comprised of one representative designated by each Member. Each Member shall designate by written notice to the other Members a representative to serve on the Management Committee and one alternate to serve in such representative’s absence. Each representative and alternate shall be employees of the appointing Member or one of its Affiliates, shall serve at the pleasure of such Member and shall represent and bind such Member with respect to any matter. Alternates may attend all Management Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. Upon the death, resignation or removal for any reason of any representative or alternate of a Member, the appointing Member shall promptly appoint a successor.

     5.3 Officers and Subcommittees. The Members agree as follows:

     (a) Officers. The Management Committee shall appoint employees of Members or their Affiliates to serve as officers of the Company (the “Officers”) and such Officers shall include but not be limited to president, one or more vice presidents, a treasurer and a secretary.

     (b) Operations and Business Subcommittees. The Management Committee representatives of each Member shall also appoint employees of the Member they represent or its Affiliates to serve as representatives of such Member on an operations subcommittee (the “Operations Subcommittee”) and a business subcommittee (the “Business Subcommittee”). Each subcommittee shall have such responsibilities as may be delegated by the Management Committee from time to time.

     5.4 Voting. All decisions, approvals and other actions of any Member under this Agreement shall be effected by vote of its representatives on the Management Committee. The Management Committee representatives of each Member shall have collectively one vote equal to the Percentage Interest of the Member appointing such representative and shall exercise such vote on behalf of such appointing Member in connection with all matters under this Agreement. Except as expressly provided below, elsewhere herein or in any Associated Agreement, all decisions and actions with respect to the Company and its business (including without limitation the matters set forth in Schedule 5.4) shall be made and taken by unanimous affirmative vote of Members acting through their representatives on the Management Committee; provided, however, the following decisions, approvals and other actions shall be made in the following manner:

     (a) Any decision by the Management Committee in respect of (i) the amount of Available Cash to be distributed to the Members each Quarter pursuant to Section 4.3 or (ii) the existence of a working capital deficiency and the amount of any Working Capital Shortfall Advance to be made pursuant to Section 3.6(b, in each case, shall be determined by a Majority vote.

     (b) If (i) a material default under a material agreement of the Company or of Transmission, (ii) a default on or failure to make payment of an obligation of the Company or of Transmission or a failure to take other action is likely to result in the imposition of a lien upon or a seizure or other collection action against a material asset or assets of the Company or of Transmission or (iii) a failure to comply with an order of a regulatory body having jurisdiction directed to the Company or Transmission, in each case, is likely to result in the cessation of operations of the Discovery Pipeline System or a substantial portion thereof, any Member may require the Members to make a Capital Contribution pursuant to Section 3.2 hereof to cure such default, pay such obligation, comply with such order or take other action in connection therewith by delivering written notice to the other Members of its intent to require a Capital Contribution pursuant to this Section 5.4(b); provided, the aggregate amount of such required Capital Contribution may be no more than the minimum amount necessary to prevent a default, seizure or noncompliance of the type described in clauses (i), (ii) and (iii) of this paragraph.

     5.5 Annual Business Plans. The Members agree as follows:

     (a) Fiscal Years. For all Fiscal Years beginning on and after January 1, 1998, no later than July 1 of the preceding Fiscal Year, the Company shall prepare a business plan. The Members shall approve a final version of such plan (as so approved, the “Annual Business Plan”) no later than October 1 of the preceding Fiscal Year. Each Annual Business Plan shall include the following:

               (i) Operating and capital expenditure budgets;

               (ii) A summary of the insurance coverage to be maintained by the Company, including the limits and retentions and premiums applicable to such coverage;

               (iii) A narrative description of any activities proposed to be undertaken;

               (iv) A projected annual income statement (accrual basis) on a monthly basis, including detailed revenue and other line items of a material nature;

               (v) A schedule of projected operating cash flow (including itemized operating revenues, the Company’s assets or business costs, and the Company’s assets or business expenses) for such Fiscal Year on a monthly basis, including a schedule of projected operating deficits, if any;

               (vi) A description of the proposed investment of any funds of the Company which are (or are expected to become) available for investment; and

               (vii) A detailed description of such other information, plans, contracts, agreements, or other matters relevant to the development, operation, management and sale of the Company’s assets or business or any portion thereof.

     (b) Overexpenditures and Other Material Modifications. Approval of the Annual Business Plan by the members shall be deemed to include approval of overexpenditures of operating and capital expenditures, whether for an individual item or cumulatively, of up to 10% of the amounts originally approved in such Annual Business Plan. Any overexpenditures exceeding 10% of the amounts originally approved in the Annual Business Plan, whether for an individual item or cumulatively, or any other material modifications thereof shall require the approval of the Members.

     5.6 No Fiduciary Duty. To the fullest extent permitted by Law, each representative shall be deemed the agent of the Member that appointed him a representative, and such representative shall not be an agent of the Company or the other Member. Except as otherwise expressly provided in this Agreement, each Member and its representatives shall have no duty (fiduciary or otherwise) or obligation to the Company or to the other Members or their representatives. Whenever in this Agreement the Members are permitted or required to take any action, each Member and its representatives, except as otherwise expressly provided in this Agreement, shall be entitled, in connection with any such action, to consider only such interests and factors as such Member or representatives deem advisable and need not consider any interest of or factors affecting the other Members, their representatives or the Company.

     5.7 Meetings of Management Committee. The Members agree as follows:

     (a) Scheduling. Meetings of the Management Committee shall occur when called by any member of the Management Committee. The member calling the meeting shall provide notice of and an agenda for the Management Committee meeting to all representatives at least ten (10) Business Days prior to the date of such meetings, provided that the business matters to be acted upon at any such a meeting shall not be limited to the matters included on such agenda.

     (b) Conduct of Business. The Management Committee shall conduct its meetings in accordance with such rules as it may from time to time establish and the secretary shall keep minutes of its meetings and issue resolutions evidencing the actions taken by it. Upon the request of any Member, the secretary shall provide such Member with copies of such minutes and resolutions. Management Committee representatives may attend meetings and vote either in person or through duly authorized written proxies. Unless otherwise agreed, all meetings of the Management Committee shall be held at the principal office of the Company or by conference telephone or similar means of communication by which all representatives can participate in the meeting. Any action of the Management Committee may be taken without a meeting by unanimous written consent of the representatives.

     (c) Quorum. At all meetings of the Management Committee, a Majority present in person, by conference telephone or by written proxy and entitled to vote, shall constitute a quorum for the transaction of business. If a Member fails to participate in person or by written proxy in three consecutive meetings or unanimous consent actions, the voting rights of such Member shall be suspended until such Member participates in a meeting or unanimous consent action.

     5.8 Remuneration. The Management Committee representatives and alternates employed by each Member shall receive no compensation from the Company for performing services in such capacity. Each Member shall be responsible for the payment of the salaries, benefits, retirement allowances and travel and lodging expenses for its Management Committee representatives and alternates.

     5.9 Individual Action by Members. No individual Member, solely by reason of its status as such, has any right to transact any business for the Company or any authority or power to sign for or bind the Company unless such power or authority has been expressly delegated to such Member in accordance with this Agreement; provided, however, that with respect to the enforcement of the Company’s rights under any Associated Agreement or other contract between the Company and a Member or an Affiliate of a Member, any and all actions necessary to enforce the Company’s rights thereunder shall be taken exclusively by the Members who are not, or whose Affiliate is not, party to such Associated Agreement or other contract. Further, each individual Member shall have the right to participate in audits by the Company of the Affiliates of another Member which audits are made pursuant to contracts between the Company and such Affiliates.

     5.10 Appointment of DGT Management Committee. Under the Transmission LLC Agreement, the Company has the power to appoint the Management Committee of Transmission (the “DGT Management Committee”). The Company shall exercise this power so that the DGT Management Committee shall be comprised of two representatives designated by each Member. Each Member shall designate by written notice to the other Members two representatives to serve on the DGT Management Committee and two alternates to serve in either such representative’s absence. Each representative and alternate shall be employees of the appointing Member or one of its Affiliates, shall serve at the pleasure of such Member and shall represent and bind such Member with respect to any matter. Alternates may attend all DOT Management Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. Upon the death, resignation or removal for any reason of any representative or alternate of a Member, the appointing Member shall promptly appoint a successor. The DGT Management Committee representatives of each Member shall have collectively one vote equal to the Percentage Interest of the Member appointing such representative and shall exercise such vote on behalf of such appointing Member in connection with all matters under the Transmission LLC Agreement

ARTICLE 6

INDEMNIFICATION; LIMITATIONS ON LIABILITY

     6.1 Indemnification by the Company

     (a) Indemnification. The Company shall indemnify and hold harmless each Member, the Management Committee representatives and the Officers (each individually, a “Company Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts actually and reasonably incurred by such Company Indemnitee and arising from any threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative or other, including any appeals, to which a Company Indemnitee was or is a party or is threatened to be made a party (collectively, “Liabilities”), arising out of or incidental to the business of the Company or such Company Indemnitee’s status as a Member, Management Committee representative or Officer; provided, however, that the Company shall not indemnify and hold harmless any Company Indemnitee for any Liabilities which are due to actual fraud, gross negligence, willful misconduct of, or failure to comply with the terms and conditions of this Agreement by, such Company Indemnitee.

     (b) Rights of Company Indemnitee. Reasonable expenses incurred by a Company Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.1 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of such Company Indemnitee to repay such amounts if it is ultimately determined that such Company Indemnitee is not entitled to be indemnified as authorized in this Section 6.1. The indemnification provided by this Section 6.1 shall inure solely to the benefit of the Company Indemnitee and his heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

     6.2 Indemnification by the Members. Each Member shall indemnify and hold harmless the Company, the other Members and their respective Management Committee representatives and the Officers (each individually, a “Member Indemnitee”) for any and all Liabilities actually and reasonably incurred by such Member Indemnitee solely as a result of the actual fraud, gross negligence or willful misconduct of, such Member, its Management Committee representatives or any Officer employed by such Member or its Affiliates.

     6.3 Defense of Action. Promptly after receipt by a Company Indemnitee or a Member Indemnitee (either, an “Indemnified Party”) of notice of any pending or threatened claim, demand, action, suit or investigation made or instituted by a Person other than another Indemnified Party (a “Third Party Action”), such Indemnified Party shall, if a claim in respect thereof is to be made by such Indemnified Party against a Person providing indemnification pursuant to Sections 6.1 or 6.2 (“Indemnifying Party”), give notice thereof to the Indemnifying Party. The Indemnifying party, at its own expense, may elect to assume the defense of any such Third Party Action through its own counsel on behalf of the Indemnified Party (with full right of subrogation to the Indemnified Party’s rights and defenses). The Indemnified Party may employ separate counsel in any such Third Party Action and participate in the defense thereof; but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Third Party Action on behalf of the Indemnified Party), it being understood, however, that the Indemnifying Party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Parties, and such fees shall be designated in writing by the Indemnified Parties. All fees and expenses for any such separate counsel shall be paid periodically as incurred. The Indemnifying Party shall not be liable for any settlement of any such Third Party Action effected without its consent unless the Indemnifying Party shall elect in writing not to assume the defense thereof or fails to prosecute diligently such defense and fails after written notice from the Indemnified Party to promptly remedy the same, in which case, the Indemnified Party without waiving any rights to indemnification hereunder may defend such Third Party Action and enter into any good faith settlement thereof without the prior written consent from the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any such Third Party Action unless such settlement includes an unconditional release of the Indemnified Party from all Liabilities that are the subject of such Third Party Action. The Members agree to cooperate in any defense or settlement of any such Third Party Action and to give each other reasonable access to all information relevant thereto. The Members will similarly cooperate in the prosecution of any claim or lawsuit against any third party. If, after the Indemnifying Party elects to assume the defense of a Third Party Action, it is determined pursuant to the Dispute Resolution procedures described in Section 11.11 and Schedule 11.11 that the Indemnified Party is not entitled to indemnification with respect thereto, the Indemnifying Party shall discontinue the defense thereof, and if any fees or expenses for separate counsel to represent the Indemnified Party were paid by the Indemnifying Party, the Indemnified Party shall promptly reimburse the Indemnifying Party for the full amount thereof.

     6.4 Limited Liability of Members. No Member shall be personally liable for any debts, liabilities or obligations of the Company; provided that each Member shall be responsible (i) for the making of any Capital Contribution required to be made to the Company by such Member pursuant to the terms hereof and (ii) for the amount of any distribution made to such Member that must be returned to the Company pursuant to the Delaware Act.

ARTICLE 7

TRANSFER OF INTERESTS

     7.1 Restrictions on Transfer. The Members agree as follows:

     (a) Consent. Subject to Sections 7.1(b) and 7.1(c), no Member may at any time (i) sell, assign, transfer, convey, merge, consolidate, reorganize or otherwise dispose of all or any part of such Member’s interest, or (ii) mortgage, pledge, encumber, or create or suffer to exist any pledge, lien, charge or encumbrance upon, security interest or participation in, or trust in respect of all or any part of, such Member’s Interest, in either case without the express written consent of the other Members, which consent may be granted or withheld by any such other Members in its absolute discretion; provided, however, that subject to Sections 7.1(b) and 7.1(c), and upon notice to the other Members, any Member may transfer its respective Interest to one or more Persons (an “Internal Transferee”) wholly owned directly or indirectly by the ultimate parent of such Member (an “Internal Transfer”) without the consent of the other Members, and such Internal Transferee shall be admitted as a Member; provided, further, that a transfer by (x) a Member of all or a portion of its Interest to a publicly traded partnership or wholly owned subsidiary thereof (including the Williams MLP Member), the general partner of which is a wholly owned Affiliate of the Parent of such transferring Member, or (y) a Member that is a publicly traded partnership or wholly owned subsidiary thereof (including the Williams MLP Member) of all or a portion of its Interest to an Affiliate, the Parent of which wholly owns both such Affiliate and the general partner of such publicly traded partnership, in either case, shall be deemed an Internal Transfer (and the recipient thereof shall be deemed an Internal Transferee).

     (b) Certain Prohibited Transfers. No Member shall transfer all or any part of its Interest if such transfer (i) (either considered alone or in the aggregate with prior transfers by the same Member or any other Members) would result in the termination of the Company for federal income tax purposes; (ii) would result in violation of the Delaware Act or any other applicable Laws (including, without limitation, those promulgated by the Minerals Management Service); (iii) would alter the non-jurisdictional status of the Company with respect to the jurisdiction of the Federal Energy Regulatory Commission or any successor thereto; or (iv) would result in a Default under or termination of an existing financial agreement to which the Company is a party or acceleration of debt thereunder.

     (c) Defaulting_Members. No Defaulting Member may transfer its Interest except (i) as expressly provided under Article 8, and (ii) with the consent of the Nondefaulting Members, which consent shall not be unreasonably withheld, a Defaulting Member may make an Internal Transfer of its Interest in compliance with Section 7.1(a) solely for the purpose of curing the Default.

     (d) Effect of Prohibited Transfers. Any offer or purported transfer of a Member’s Interest in violation of the terms of this Agreement shall be void.

     7.2 Possible Additional Restrictions on Transfer. Notwithstanding anything to the contrary contained in this Agreement, in the event of (i) the enactment (or imminent enactment) of any legislation, (ii) the publication of any temporary or final Regulation, (iii) any ruling by the Internal Revenue Service or (iv) any judicial decision that in any such case, in the opinion of counsel, would result in the taxation of the Company for federal income tax purposes as a corporation or would otherwise subject the Company to being taxed as an entity for federal income tax purposes, this Agreement shall be deemed to impose such restrictions on the transfer of a Member’s Interest as may be required, in the opinion of counsel to the Company, to prevent the Company from being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes, and the Members thereafter shall amend this Agreement as necessary or appropriate to impose such restrictions.

     7.3 Right of First Refusal. The Members agree as follows:

     (a) Initial Offer to Members. In the event that a Member (the “Selling Member”) desires to sell or otherwise transfer all of its Interest (the “Marketed Interest”) other than pursuant to an Internal Transfer, it shall so advise the other Members (the “Non-Selling Members”) in writing. If any of the Non-Selling Members or any of their Affiliates are interested in acquiring such Marketed Interest, it shall so respond to the Selling Member in writing, and the Members shall then negotiate exclusively with each other for a period of 60 days. If the Selling Member and the Non-Selling Members are unable to complete a transfer of the Marketed Interest on mutually satisfactory terms and conditions within such 60 day period, the Selling Member may transfer the Marketed Interest to any other Person in accordance with Sections 7.3(b) and (c).

     (b) Final Offer to Members. In the event that, after expiration of the 60 day period referred to in Section 7.3(a), a Selling Member identifies a ready, willing and able Person other than a Non-Selling Member or any of its Affiliates to acquire the Marketed Interest on terms and conditions acceptable to the Selling Member, such Selling Member shall first offer to transfer such Marketed Interest to the Non-Selling Members on the same terms and conditions as the proposed purchase by such other Person. The right herein created in favor of the Non-Selling Members is an option to acquire all (but not less than all) of the Marketed Interest. Such offer shall be made by an irrevocable written offer (the “Offer Notice”) and shall contain a complete description of the transaction in which the Selling Member proposes to transfer the Marketed Interest, including, without limitation, the identity of the ready, willing and able Person, the sales price or other consideration and the method of payment. Each Non-Selling Member shall have forty-five (45) days (the “Option Period”) after receipt of the Offer Notice within which to advise the Selling Member in writing whether or not it will acquire such Marketed Interest upon the terms and conditions contained in the Offer Notice. If the Offer Notice contains non-cash consideration, then the Selling Member shall assign such non-cash consideration a reasonable and justifiable cash value which shall be set forth in the Offer Notice. Any disputes regarding the cash value so assigned shall be referred to an independent appraiser. Any such appraiser shall take into consideration the strategic value, if any, of the non-cash consideration to the Selling Member. If, within the Option Period, the Non-Selling Members elect to acquire such Marketed Interest, then such Non-Selling Members shall close such transaction on or before the later of (i) the closing date set forth in the Offer Notice, if any, or (ii) thirty (30) days after the last day of the Option Period. If more than one Non-Selling Member elects to acquire, they shall acquire the Marketed Interest in proportion to their Percentage Interests. If the Non-Selling Members do not elect to acquire the Marketed Interest, the Selling Member may transfer such Marketed Interest to the Person named in the Offer Notice upon the terms described therein. If such transfer does not occur in accordance with all terms of such Offer Notice on the Closing Date set forth in the Offer Notice, if any, or if no such Closing Date is set forth within 30 days after the last day of option period, the Selling Member shall again be subject to the provisions of this Section 7.3.

     (c) Applicability of Transfer Restrictions, etc. All transfers pursuant to this Section 7.3 must comply with the restrictions on transfers set forth in Sections 7.1 and 7.2 except that a transfer to a Person other than a Member after compliance with Sections 7.3(a) and (b) shall not require the consent of the Non-Selling Members and the restriction in Section 7.1(b)(i) shall not apply.

     7.4 Waiver of Partition. The assets, property and cash contributed to the Company, as well as all other property and assets acquired by the Company, whether real, personal or mixed, tangible or intangible (“Company Assets”), shall be owned by the Company. All Company Assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company Assets is held. No Member shall, either directly or indirectly, take any action to require partition, and notwithstanding any provisions of applicable Law to the contrary, each Member (and each of its legal representatives, successors, or assigns) hereby irrevocably waives any and all rights it may have to maintain any action for partition or to compel any sale with respect to its Interest or Company Assets, except as expressly provided in this Agreement, until the termination of this Agreement.

     7.5 Substituted Members. As of the effectiveness of any transfer of an Interest permitted under this Agreement, (i) any transferee acquiring the Interest of a Member shall be deemed admitted as a substituted Member with respect to the Interest transferred, and (ii) such substituted Member shall be entitled to the rights and powers and subject to the restrictions and liabilities of the transferring Member with respect to the Interest so acquired. No purported transfer of an Interest in violation of the terms of this Agreement (including any transfer occurring by operation of Law) shall vest the purported transferee with any rights, powers or privileges hereunder, and no such purported transferee shall be deemed a Member hereunder for any purposes or have any right to vote or consent with respect to Company matters, to inspect Company records, to maintain derivative proceedings, to maintain any action for an accounting or to exercise any other rights of a Member hereunder or under the Delaware Act.

     7.6 Documentation; Validity of Transfer.No purported transfer of a Member’s Interest shall be effective as to the Company or the other Members unless and until the applicable provisions of Sections 7.1, 7.2 and 7.3 have been satisfied and such other Members have received a document in a form acceptable to such other Members executed by both the transferring Member (or its legal representative) and the transferee. Such document shall include: (i) the notice address of the transferee and such transferee’s express agreement to be bound by all of the terms and conditions of this Agreement with respect to the Interest being transferred; (ii) the Interests of the transferring Member and the transferee after the transfer, (iii) representations and warranties from both the transferring Member and the transferee that the transfer was made in accordance with all applicable Laws (including state and federal securities Laws) and the terms and conditions of this Agreement; and (iv) such other representations and warranties by the transferee or other provisions as the non transferring Members may reasonably require. Each transfer shall be effective against the Company and the other Members as of the first Business Day of the calendar month immediately succeeding the Company’s receipt of the document required by this Section 7.6, and the applicable requirements of Sections 7.1, 7.2 and 7.3 have been met.

     7.7 Administrative Fee. The Company may, in its reasonable discretion, charge a Member a reasonable fee to cover the administrative expenses incurred in connection with or as a consequence of any transfer of a Member’s Interest.

     7.8 Covenant Not to Withdraw or Dissolve. Notwithstanding any provision of the Delaware Act, each Member hereby agrees that it has entered into this Agreement based on the expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder. Except as otherwise expressly required or permitted hereby, each Member hereunder covenants and agrees not to (i) take any action to file a certificate of dissolution or its equivalent with respect to itself, (ii) take any action that would cause a Bankruptcy of such Member, (iii) cause or permit an interest in itself to be transferred such that, after the transfer, the Company would be considered to have terminated within the meaning of Section 708 of the Code (provided that, each Member may transfer all or part of its Interest to a publicly traded partnership (or its subsidiaries) or an entity that may become a publicly traded partnership, even if such transfer, either considered alone or in the aggregate with prior transfers by the same Member or any other Members, would result in the termination of the Company for federal income tax purposes), (iv) withdraw or attempt to withdraw from the Company, except as otherwise expressly permitted by this Agreement or the Delaware Act, (v) exercise any power under the Delaware Act to dissolve, the Company, (vi) transfer all or any portion of its Interest, except as expressly provided herein, or (vii) demand a return of such Member’s contributions or profits (or a bond or other security for the return of such contributions or profits), in each case without the consent of the other Members.

ARTICLE 8

DEFAULT

     8.1 Events of Default. If any of the following events occurs (each an “Event of Default”):

     (a) the Bankruptcy, insolvency, dissolution, liquidation, death, retirement, resignation, termination, expulsion of a Member or the occurrence of any other event under the Delaware Act which terminates the continued membership of a Member in the Company;

     (b) all or any part of the Interest of a Member is seized by a creditor of such Member, and the same is not released from seizure or bonded out within thirty (30) days from the date of notice of seizure;

     (c) (i) a Member fails to provide any Capital Contribution requested by a Member pursuant to Section 5.4(b) or (ii) a Member fails to provide any Capital Contribution as required by Article 3 (other than as specified in clause (i)), fails to indemnify or reimburse the other Members for the liabilities and obligations as set forth in this Agreement or fails to perform or fulfill when due any other material financial or monetary obligation imposed on such Member in this Agreement or in any agreement relating to borrowed money to which the Company is a party and, in each case, such failure continues for ten (10) days or such shorter period as may be specified for a Default under such agreement relating to borrowed money (each of the foregoing, a “Monetary Default”);

     (d) a member Defaults or otherwise fails to perform or fulfill any material covenant, provision or obligation (other than financial or monetary obligations) under this Agreement or any agreement relating to borrowed money to which the Company is a party and such failure continues for 30 days or such shorter period as may be specified for a Default under such agreement relating to borrowed money;

     (e) a Member transfers or attempts to transfer all or any portion of its Interest in the Company other than in accordance with the terms of this Agreement;

     (f) a Change of Ownership occurs with respect to a Member, or, in the case of a Member that is, or whose Parent is, a publicly traded partnership, a Change of Ownership of the general partner of such publicly traded partnership occurs; provided, however, that, notwithstanding any provisions of this Agreement to the contrary, none of the following events shall be deemed to constitute Changes of Ownership:

               (i) Events with respect to the DEFS Member:

                    (A) a Change of Ownership of the Parent of the DEFS Member or any owner thereof;

                    (B) a change of ownership of all or substantially all of the assets of the Parent of the DEFS Member in the Gulf of Mexico (including the DEFS Member’s Interest);

                    (C) a change of ownership of all or substantially all natural gas pipeline, marketing and transportation assets (including the DEFS Member’s Interest), located in the United States and owned directly or indirectly by the Parent of the DEFS Member.

               (ii) Events with respect to the Williams Member or the Williams MLP Member:

                    (A) a Change of Ownership of the Parent of the Williams Member;

                    (B) a change of ownership of all or substantially all of the midstream assets of the Parent of the Williams Member (including the Williams Member’s Interest).

               (iii) With respect to any Member that is, or whose Parent is, a publicly traded partnership (including the Williams MLP Member):

                    (A) a Change of Ownership of such publicly traded partnership;

                    (B) a Change of Ownership of the general partner of such publicly traded partnership, provided that immediately following such Change of Ownership at least 75% of the Equity of such general partner is owned, directly or indirectly, by the same parent entity as immediately prior to such Change of Ownership.

then a “Default” hereunder shall be deemed to have occurred and the Member with respect to which one or more Events of Default has occurred shall be referred to as the “Defaulting Member”, and the other Members shall be referred to as “Nondefaulting Members.” In the event of the occurrence of an Event of Default specified in Section 8.1(g), the Member or its permitted Internal Transferee shall be the Defaulting Member.

     8.2 Consequences of Default. The Members agree as follows:

     (a) Suspension of Voting Rights. Subsequent to the occurrence of an Event of Default specified in Section 8.1(a), (e), (f), and (g) and subsequent to the occurrence of an event described in Sections 8.1(b), (c), or (d) but prior to the expiration of the respective cure periods set forth therein, and for so long as any Event of Default is continuing, the Defaulting Member shall not have any vote in matters to be acted upon by the Management Committee, and such Defaulting Member’s Interest shall be disregarded for purposes of determining a quorum and for all other purposes in connection with any such matters.

     (b) Suspension of Distributions. Notwithstanding anything in this Agreement to the contrary, no distribution shall be made to any Defaulting Member who is in Monetary Default pursuant to Section 8.1(c). So long as any Monetary Default is continuing, the Defaulting Member assigns to the Nondefaulting Members (in proportion to the Nondefaulting Members’ Percentage Interests) its right to receive any and all distributions under this Agreement and such distributions shall be paid to the Nondefaulting Members. The Defaulting Member shall also compensate the Nondefaulting Members for losses, damages, costs and expenses resulting directly or indirectly from such Monetary Default. If the Defaulting Member shall dispute whether an Event of Default has occurred, or the amount of the loss, damage, cost or expense incurred by the Nondefaulting Members as a consequence of a Monetary Default, the matter shall be submitted promptly to the dispute resolution procedure provided for in Section 11.11 hereof.

     (c) Options of Nondefaulting Members. In the event of the occurrence of certain Events of Default as specified below, the Nondefaulting Members may take one or more of the following actions:

          (i) elect to dissolve the Company within ninety (90) days after the occurrence of any Event of Default specified in Section 8.1.

          (ii) upon the occurrence of an Event of Default other than one specified in Section 8.1(f), the Nondefaulting Members may expel the Defaulting Member from the Company by giving written notice specifying the expulsion date, elect to continue the Company’s existence and purchase, cause the Company to purchase, or designate another Person to purchase, the Interest of the Defaulting Member as of the expulsion date at a price equal to the greater of $1.00 or the balance in the Defaulting Member’s Capital Account as shown by the Company books as of the end of the calendar month preceding the expulsion date, plus any additional Capital Contributions paid to the Company by the Defaulting Member after such date, and minus (A) all costs incurred or reasonably anticipated to be incurred by the Company and the Nondefaulting Members to remedy the default and (B) all damages to the Company or the Nondefaulting Members resulting from such default. In the event the Nondefaulting Members or the Company suffers additional costs or damages as a result of such Default which were not included in the calculation of the purchase price of the Defaulting Member’s Interest, the purchase price shall be reduced by on amount equal to such additional costs or damages, or such amount may be offset against any other sums owed to the Defaulting Member. It is the intent of the Members that, upon any expulsion of the Defaulting Member and purchase of its Interest by any Person in accordance with this Section 8.2(c)(ii), the Company shall continue to exist and operate without interruption, dissolution or termination, and without impairing or reducing in any manner the Company’s rights and obligations to third parties;

          (iii) upon the occurrence of an Event of Default specified in Section 8.1(f) and the absence of any other Event of Default, the Nondefaulting Members may as their sole remedy, elect to continue the Company’s existence and purchase or cause the Company to purchase, or designate another Person to purchase, the Interest of the Defaulting Member, or consent to such purchase by any other Person, provided that any purchase of the Defaulting Member’s Interest shall be conducted in accordance with Section 8.2(d);

          (iv) Cure the Default, charge the cost of such cure against the Defaulting Member’s Capital Account, credit the cost of such cure to the Nondefaulting Member’s Capital Account and cause the Percentage Interests of the Members to be adjusted to reflect their respective Capital Accounts after such charges and credits have been made;

          (v) Cure the Default and cause the cost of such cure to be charged against a special loan account established for the Defaulting Member until the entire amount of such cost plus interest on the unpaid balance in accordance with Section 3.2 shall have been paid or reimbursed to the Nondefaulting Members from any subsequent distributions made pursuant to this Agreement to which the Defaulting Member would otherwise have been entitled, which amounts shall be paid first as interest and then principal, until the cost is paid in full. Until payment or reimbursement has been made in full, the Defaulting Member’s right to cast its vote on the Management Committee will be suspended. Initially, a loan by the Nondefaulting Members to a Defaulting Member as contemplated by this Section 8.2(c)(v) shall not be considered a Capital Contribution and shall not increase the Capital Account balance of the Nondefaulting Members. Notwithstanding the foregoing, in the event the principal and interest of any such loan has not been repaid within one (1) year from the date of the loan, the Nondefaulting Members, at any time thereafter by giving written notice to the Company and the Defaulting Member, may elect to have the unpaid principal and interest balance of such loan transferred to and increase such Nondefaulting Members Capital Account. Upon such transfer, the loan shall be treated as a Capital Contribution by such Nondefaulting Members and the Percentage Interest for the Nondefaulting Members shall be adjusted to reflect such transfer; or

          (vi) Exercise any other rights and remedies available at law or in equity except as specified below in Section 8.2(f) in the case of an Event of Default specified in Sections 8.1(c)(i) and 8.1(f).

     (d) Purchase of Defaulting Member’s Interest following a Change of Ownership. The Parties agree as follows:

          (i) In the event that the Nondefaulting Members elect to exercise their rights with respect to purchasing the Defaulting Member’s Interest pursuant to Section 8.2(c)(iii) following the occurrence of an Event of Default specified in Section 8.1(f), the Nondefaulting Members shall so notify the Defaulting Member and indicate whether the Nondefaulting Members, the Company or another Person designated by the Nondefaulting Members shall purchase the Defaulting Member’s Interest. The potential purchaser identified in such notice and the Defaulting Member shall negotiate exclusively with each other for a period of 45 days. If the Defaulting Member and the potential purchaser are unable to reach an agreement for the purchase of the Defaulting Member’s Interest within such 45 day period, the Defaulting Member shall transfer its Interest in accordance with Sections 8.2(d)(ii), (iii) and (iv).

          (ii) After expiration of the 45 day period referred to in Section 8.2(d)(i), a Defaulting Member shall use diligent efforts to identify a ready, willing and able Person (“Third Party Purchaser”) who is not an Affiliate of the

Defaulting Member subsequent to the Change of Ownership to acquire its Interest on terms and conditions acceptable to the Defaulting Member. In the event such a Person is identified that will acquire such Interest on terms and conditions acceptable to the Defaulting Member, the Defaulting Member shall first offer to transfer its Interest to the Nondefaulting Members on the same such terms and conditions as the proposed purchase by such Third Party Purchaser. Such offer shall be made by an irrevocable written offer (the “Change of Ownership Buyout Notice”) and shall contain a complete description of the transaction in which the Defaulting Member proposes to transfer its Interest, including, without limitation, the identity of the Third Party Purchaser, the sales price or other consideration and the method of payment. The Nondefaulting Members shall have forty five (45) days after receipt of the Change of Ownership Buyout Notice within which to advise the Defaulting Member in writing whether or not they will acquire such Interest upon the terms and conditions contained therein. The Nondefaulting Members shall exercise this purchase option in proportion to their Percentage Interests or in such other proportions as the Nondefaulting Members may agree. If the proposed purchase involves non-cash consideration, then the Defaulting Member shall assign such non-cash consideration a reasonable and justifiable cash value which shall be set forth in the Change of Ownership Buyout Notice. Any disputes regarding the cash value so assigned shall be referred to an independent appraiser. Any such appraiser shall take into consideration the strategic value, if any, of the non-cash consideration to the Defaulting Member. If, within the forty five (45) day period, a Nondefaulting Member elects to acquire the Defaulting Member’s Interest, then the Nondefaulting Member shall close such transaction on or before the later of (i) the closing date set forth in the Change of Ownership Buyout Notice, if any, or (ii) sixty (60) days after the date of its written response to the Change of Ownership Buyout Notice. If the Nondefaulting Members do not elect to acquire the Defaulting Member’s Interest, the Defaulting Member may transfer its Interest to the Third Party Purchaser named in the Change of Ownership Buyout Notice upon the terms described therein. If such transfer does not occur in accordance with all terms of such Change of Ownership Buyout Notice on the Closing date set forth therein, if any, or within 60 days after the date of the Change of Ownership Buyout Notice if no Closing date is specified therein, the Defaulting Member shall again be subject to the provisions of this Section 8.2(d)(ii).

          If no Third Party Purchaser is identified within 45 days after the end of the 45 day period referred to in Section 8.2(d)(i), the Defaulting Member shall transfer its interest to the Nondefaulting Members or their designee for “fair market value,” to be determined as set forth in this paragraph. First, the Nondefaulting Members and the Defaulting Member shall negotiate with each other for a period of 30 days. In order to facilitate such negotiations, each party shall promptly share with the other party any information relating the Company reasonably requested in writing by such other party. If the Nondefaulting Members and the Defaulting Member are unable to reach an agreement for the purchase of the Defaulting Member’s Interest within such 30-day period, the fair market value of the Defaulting Member’s Interest shall be determined by an investment banking firm selected by the Nondefaulting Members and the Defaulting Member (the “Referee”) in the following manner. If the Nondefaulting Members and the Defaulting Member are unable to mutually agree on the Referee within five (5) days of the expiration of such 30-day period, the Nondefaulting Members and the Defaulting Member shall each select an investment banking firm as a candidate and give written notice to the other party identifying such candidate. The two investment banking firms identified as candidates shall then have ten (10) days from the expiration of such 5-day period to select the Referee. In the event either the Defaulting Member or the Nondefaulting Members fail to select an investment banking firm as a candidate within such 5-day period, the other investment banking firm selected as a candidate by the other party shall be the Referee. Neither the Referee nor the investment banking firms designated as candidates by each party may be otherwise engaged by any Member, or their respective Affiliates, and may not have performed any material services on behalf of any Member, or their respective Affiliates, during the two years immediately preceding the date of selection. Upon the selection of the Referee, the Nondefaulting Members and the Defaulting Member shall each submit in writing to the Referee, within ten (10) days after its selection, their respective proposals as to the dollar amount of the fair market value of the Defaulting Member’s Interest. The Referee shall be required to select one of the two amounts submitted as the fair market value of the Defaulting Member’s Interest. The Referee shall make its determination with 30 days of receipt of such proposals. The determination of the Referee shall be finally binding on the Nondefaulting Members and the Defaulting Member. The fees and expenses of the Referee shall be borne equally by the Defaulting Member, on one hand, and the Nondefaulting Members (pro rata in accordance with their respective Interests), on the other hand. After such determination by the Referee, the Nondefaulting Members shall promptly acquire the Defaulting Member’s Interest for fair market value as determined in the preceding manner.

          (iii) All transfers pursuant to this Section 8.2(d) must comply with the restrictions on transfers set forth in Sections 7.1 and 7.2 except that a transfer to a Person other than the Nondefaulting Members after compliance with Sections 8.2(d)(i) and (ii) shall not require the consent of the Nondefaulting Members and the restriction in Section 7.1(b)(i) shall not apply.

          (iv) In the event of a sale of the Defaulting Member’s Interest pursuant to either Section 8.2(d)(i) or (ii), the Defaulting Member shall reimburse the Company and the Nondefaulting Members for all costs, if any, incurred or reasonably anticipated to be incurred to remedy the Default and all damages, if any, to the Company or the Nondefaulting Members resulting from such Default. In the event the Nondefaulting Members or the Company suffer additional costs or damages as a result of such Default which were not previously reimbursed or reflected in the purchase price paid by the Nondefaulting Member for the Defaulting Member’s Interest, as the case may be, the Defaulting Member shall promptly reimburse the Company and the Nondefaulting Members for all such amounts.

     (e) Grant of Security Interest. Each Member grants to the Company and to each other Member to secure the payment and performance of all obligations, liabilities, costs and expenses owed to the Company and to such other Members by such Member pursuant hereto, equally and ratably, a security interest in its Interest and the proceeds thereof, all under the Uniform Commercial Code of the State of Delaware. The Company or the Members, as applicable, shall be entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Delaware with respect to the security interest granted in this Section 8.2(e). Each Member shall execute and deliver to the Company and the other Members, as applicable, all financing statements and other instruments that the Company or the other Members, as applicable, may request to effectuate and carry out the preceding provisions of this Section 8.2(e). At the option of the Company or the other Members, as applicable, this Agreement or a carbon, photographic, or other copy hereof may serve as a financing statement. Each of the DEFS Member, the Williams Member and the Williams MLP Member shall deliver its Certificates duly endorsed to the Company and the Company shall hold the Certificates as collateral agent for the Company and the Members as holders of the security interests granted pursuant to this Section 8.2(e).

     (f) Exclusive Remedies; Exercise of Remedies. The sole remedy for an Event of Default specified in Section 8.1(c)(i) shall be for the Nondefaulting Member(s) to exercise the remedy specified in Section 8.2(c)(ii) and after giving the notice specified in said Section 8.2(c)(ii), indicating such election, such Nondefaulting Member(s) shall have the right to elect to pursue either or both of the remedies specified in Sections 8.2(a) and (b). The sole remedy for an Event of Default specified in Section 8.1(f) shall be the remedy specified in Sections 8.2(c)(iii) and 8.2(d). The Nondefaulting Members shall exercise their rights under Sections 8.2(c) and 8.2(d) by unanimous consent; provided, however, if one Nondefaulting Member elects to take no action or fails to elect to take an action within ten days after written notice from the other Nondefaulting Member, the remaining Nondefaulting Member may exercise the remedy set forth in Sections 8.2(c) and 8.2(d) which it elects to take.

     8.3 No Limitation or Right of Set Off. Each Member agrees that all obligations to make payments to the Company as provided in this Agreement are covenants of each Member to the other Members and any Event of Default entitles the Nondefaulting Members to take the actions set forth in Section 8.2 which (except as otherwise expressly provided therein) shall be in addition to, and not in substitution for, any other rights or remedies which the Nondefaulting Members may have at law or equity. Any Member which becomes a Defaulting Member covenants not to raise by way of defense, whether in law or in equity, that the nature or the amount of the remedies granted to the Nondefaulting Members is unreasonable or excessive. Subject to the reservation of rights contained in the provision at the end of this Section 8.3 such Defaulting Member further covenants that, in response to any exercise by a Nondefaulting Member of any rights under Section 8.2, such Defaulting Member shall not raise by way of set off or invoke as a defense or assert as a counter claim, whether in law or equity, any failure to pay amounts due and owing under this Agreement or any alleged or unliquidated claim that such Defaulting Member may have against the Company or any Nondefaulting Member, whether such claim arises under this Agreement, any Associated Agreement to which such Defaulting Member is a party or otherwise. The payment in full of all amounts which such Defaulting Member is obligated to pay to the Nondefaulting Members under this Agreement as a result of the Nondefaulting Member’s exercise of its rights under Section 8.2 shall be a condition precedent to its right to assert any claims or defenses which it may have against the Company or any Nondefaulting Member; provided, however, that such payment shall not constitute a waiver, relinquishment, modification or release of any such claims or defenses, all of which claims or defenses are expressly reserved by the Defaulting Member.

ARTICLE 9

DISSOLUTION AND LIQUIDATION

     9.1 Dissolution. The Company shall be dissolved upon the earliest to occur of the following:

     (a) all or substantially all of the Company’s assets and properties have been sold and reduced to cash;

     (b) the written consent of the Members;

     (c) the Nondefaulting Members elect to dissolve the Company pursuant to Section 8.2(c)(i); or

     (d) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

The Members expressly recognize the right of the Company to continue in existence upon the occurrence of an Event of Default specified in Section 8.1(a) unless the Nondefaulting Members elect to dissolve the Company pursuant to this Section 9.1.

     9.2 Liquidation. The Members agree as follows:

     (a) Procedures. Upon dissolution of the Company, the Management Committee, or if there are no remaining Management Committee representatives, such Person as is designated by the Members (the remaining Management Committee or such Person being herein referred to as the “Liquidator”) shall proceed to wind up the business and affairs of the Company in accordance with the terms hereof and the requirements of the Delaware Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets. This Agreement shall remain in full force and effect during the period of winding up.

     (b) Distributions. In connection with the winding up of the Company, the Company Assets or proceeds thereof shall be distributed as follows:

          (i) To creditors, including Members who are creditors, to the extent otherwise permitted by Law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities to Members and former Members under Sections 18-601 and 18-604 of the Delaware Act;

          (ii) To Members and former Members in satisfaction of liabilities for distributions under Sections 18-601 and 18-604 of the Delaware Act; and

          (iii) all remaining Company Assets shall be distributed to the Members as follows:

               (A) the Liquidator may sell any or all Company Assets, including to one or more of the Members (other than any Member in Default at the time of dissolution), and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with Article 4;

               (B) with respect to all Company Assets that have not been sold, the fair market value of such Company Assets (as determined by the Liquidator using any method of valuation as it, using its best judgment, deems reasonable) shall be determined and the Capital Accounts of the Members shall be adjusted in accordance with Article 4 to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such Company Assets that have not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of such Company Assets for their fair market value on the date of distribution; and

               (C) Company Assets shall be distributed among the Members ratably in proportion to each Member’s positive Capital Account balances, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs (other than those made by reason of this clause (C)); and in each case, those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

               (D) All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 9.2(b)(iii). The distribution of Company Assets to a Member in accordance with the provisions of this Section 9.2(b)(iii) constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Interest and all the Company Assets.

     (c) Capital Account Deficits; Termination. To the extent that any Member has a deficit in its Capital Account, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute any amounts to the Company to bring the balance of such Member’s Capital Account to zero. Following the completion of the winding up of the affairs of the Company and the distribution of Company Assets, the Company shall be deemed terminated and the Liquidator shall file a certificate of cancellation in the Office of the Secretary of State of the State of Delaware as required by the Delaware Act.

ARTICLE 10

FINANCIAL MATTERS

     10.1 Books and Records. The Company shall maintain or cause to be maintained accurate and complete books and records, on the accrual basis, in accordance with GAAP (which, having been adopted, shall not be changed without the prior written consent of the Members), showing all costs, expenditures, sales, receipts, assets and liabilities and profits and losses and all other records necessary, convenient or incidental to recording the Company’s business and affairs; provided, however, that the Members’ Capital Accounts shall be maintained in accordance with Section 3, including any separate book and records required to maintained pursuant to Section 2.7. All of such books and records of the Company shall be open to inspection by each Member or its designated representative at the inspecting Member’s expense at any reasonable time during business hours and shall be audited every year by a joint audit team consisting of representatives from each Member. Each Member shall be responsible for all costs incurred by or associated with its respective representatives on such joint audit team.

10.2 Financial Reports(a) No later than twenty-five (25) days following the last day of each calendar quarter, the Company shall cause each Member to be furnished with a balance sheet, an income statement and a statement of cash flows for, or as of the end of such calendar quarter. On or before February 15 during the existence of the Company, the Management Committee shall cause each Member to be furnished with audited financial statements, including a balance sheet, an income statement, a statement of cash flows, and a statement of changes in each Member’s GAAP Capital Account as of the end of the immediately preceding Fiscal Year. The Management Committee also may cause to be prepared or delivered such other reports as it may deem in its sole judgment, appropriate. The Company shall bear the costs of the preparation of the reports and financial statements referred to in this Section 10.2(a).

     (b) Upon request of a Member, the Company will prepare and deliver to any such Member or its Parent that is a publicly traded partnership all of such additional financial statements, notes thereto and additional financial information not prepared pursuant to Section 10.2(a) above as may be required in order for such Member or Parent to comply with its reporting requirements under (i) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (ii) the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and (iii) any national securities exchange or automated quotation system, in each case, on a timely basis. All of such financial statements must be prepared in accordance with GAAP. The cost to the Company of preparing of any financial statements on behalf of any Member or Parent that is a publicly traded partnership pursuant to this Section 10.2(b) shall be reimbursed to the Company by the Member requesting such financial statements and, in the case of two or more Members requesting such financial statements, equally by such Members.

     10.3 Accounts. The Officers shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms the Officers may determine. The Company may not commingle the Company’s funds with the funds of any other Person. All such accounts shall be and remain the property of the Company and all funds shall be received, held and disbursed for the purposes specified in this Agreement. The Officers may invest the Company funds only in (i) readily marketable securities issued by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States maturing within three months or less from the date of acquisition, (ii) readily marketable securities issued by any state or municipality within the United States of America or any political subdivision, agency or instrumentality thereof, maturing within three months or less from the date of acquisition and rated “A” or better by any recognized rating agency, (iii) readily marketable commercial paper rated “Prime 1” by Moody’s or “A-1” by Standard and Poor’s (or comparably rated by such organizations or any successors thereto if the rating system is changed or there are such successors) and maturing in not more than three months after the date of acquisition or (iv) certificates of deposit or time deposits issued by any incorporated bank organized and doing business under the Laws of the United States of America which is rated at least “A” or “A2” by Standard and Poor’s or Moody’s and which mature within three months or less from the date of acquisition.

     10.4 Tax Matters. The Members agree as follows:

     (a) Tax Matters Partner. The Williams Member shall be designated as the “Tax Matters Partner” pursuant to Code Section 6231(a)(7) and the Regulations promulgated thereunder. The Tax Matters Partner shall be responsible for all tax compliance and audit functions related to federal, state, and local tax returns of the Company and Transmission. The Tax Matters Partner is specifically directed and authorized to take whatever steps such Member, in its discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may be from time to time required. The Tax Matters Partner shall not be liable to the Company, Transmission or the Members for any act or omission taken or suffered by it in its capacity as Tax Matters Partner in good faith in the belief that such act or omission is in accordance with the directions of the Management Committee; provided that such act or omission is not in willful violation of this Agreement and does not constitute fraud or a willful violation of law.

     (b) Tax Information. Upon written request of the Tax Matters Partner, the Company and each Member shall furnish to the Tax Matters Partner, all pertinent information in its possession relating to the Company operations that is necessary to enable the Tax Matters Partner to file all federal, state, and local tax returns of the Company.

     (c) Tax Elections. The Company shall make the following elections on the appropriate tax returns:

          (i) to adopt the accrual method of accounting;

          (ii) an election pursuant to section 754 of the Code;

          (iii) to elect to amortize any organizational expenses of the Company and any start up expenses of the Company under sections 195 and 709(b) of the Code, respectively, ratably over a period of 60 months.

          (iv) any other election that a Majority may deem appropriate.

It is the expressed intention of the Members hereunder to be treated as a partnership for federal and state tax purposes. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

     (d) Notices. The Tax Matters Partner shall take such action as may be necessary to cause each Member to become a “notice partner” within the meaning of section 6223 of the Code and shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the tenth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The Tax Matters Partner may not take any action contemplated by sections 6222 through 6232 of the Code without the consent of a Majority.

     (e) Filing of Returns. The Tax Matters Partner shall file all tax returns in a timely manner, provide all Members, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation of such Member of its income tax returns and such Member’s tax information reporting requirements, provide all Members with a draft of the return for their review and comment no later than February 1st of the year following, and provide all Members with a final return for the preparation of their federal and state returns no later than September 1st of the year following.

ARTICLE 11

MISCELLANEOUS

     11.1 Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered on the date of receipt if (a) delivered personally; (b) telecopied or telexed with transmission confirmed; (c) mailed by registered or certified mail return receipt requested; or (d) delivered by a recognized commercial courier to the Member as follows (or to such other address as any Member shall have last designated by fifteen (15) days written notice to the other Members):

If to the Company:
Discovery Producer Services LLC One Williams Center

Tulsa Oklahoma 74172
Attention: President
with a copy to the attention of: General Counsel
Fax: 918 573 4503
Phone: 918 573 2000

     If to the DEFS Member:

Duke Energy Field Services, LP
370 17th Street, Suite 2500
Denver, Colorado 80202
Attention: David Garrett
with a copy to the attention of: General Counsel
Fax: 303 605 1605
Phone: 303 605 1730

     If to the Williams Member:

Williams Energy, L.L.C.
One Williams Center
Tulsa, OK 74121
Attention: Executive Vice President — Midstream
with a copy to the attention of: General Counsel
Fax: 918 573 4503
Phone: 918 573 2000

     If to the Williams MLP Member:

Williams Partners Operating LLC
One Williams Center
Tulsa, OK 74121
Attention: President
with a copy to the attention of: General Counsel
Fax: 918 573 4503
Phone: 918 573 2000

     11.2 Amendment. This Agreement, including this Section 11.2 and the Schedules and Exhibits hereto, shall not be amended or modified except by an instrument in writing signed by or on behalf of all of the Members.

     11.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware as applied to contracts made and performed within the State of Delaware, without regard to principles of conflict of Laws.

     11.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their respective permitted successors and assigns.

     11.5 No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not party to this Agreement, except that the Company Indemnitees and Member Indemnitees are third party beneficiaries to Article 6 of this Agreement and their rights are subject to the terms of such Article 6.

     11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     11.7 Invalidity. If any of the provisions of this Agreement including the Exhibits is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. In the event any provision is held invalid or unenforceable, the Members shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.

     11.8 Entire Agreement. This Agreement, including the Exhibits hereto, contains the entire agreement among the Members hereto with respect to the subject matter hereof and all prior or contemporaneous understandings and agreements shall merge herein. There are no additional terms, whether consistent or inconsistent, oral or written, which are intended to be part of the Members’ understandings which have not been incorporated into this Agreement or the Schedules and Exhibits hereto.

     11.9 Expenses. Except as the Members may otherwise agree or as otherwise provided herein, each Member shall bear its respective fees, costs and expenses in connection with this Agreement and the transactions contemplated hereby.

     11.10 Waiver. No waiver by any Member, whether express or implied, of any right under any provision of this Agreement shall constitute a waiver of such Member’s right at any other time or a waiver of such Member’s rights under any other provision of this Agreement unless it is made in writing and signed by the President or a Vice President of the Member waiving the condition. No failure by any Member hereto to take any action with respect to any breach of this Agreement or Default by another Member shall constitute a waiver of the former Member’s right to enforce any provision of this Agreement or to take action with respect to such breach or Default or any subsequent breach or Default by such later Member.

     11.11 Dispute Resolution. Any claim, controversy or dispute among the Members arising out of, relating to, or in connection with this Agreement, the Associated Agreements or any other agreements and transactions contemplated hereby, including the interpretation, validity, termination or breach thereof shall be resolved solely in accordance with the dispute resolution procedures set forth in Schedule 11.11.

     The Members covenant that they shall not resort to court remedies except as provided for in Schedule 11.11, or for preliminary relief in aid of arbitration. A Member that violates the covenants in this Section 11.11 shall pay all the legal costs incurred by the other Members in connection with the enforcement thereof. The Members expressly agree that suits, actions or proceedings in connection with violations of the covenants in this Section 11.11 and Schedule 11.11 must be instituted exclusively in a United States District Court having jurisdiction.

     11.12 Disclosure. Each Member is acquiring its Interest in the Company based upon its own independent investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement are based upon its own investigation, analysis and expertise. Each Member’s acquisition of its Interest in the Company is being made for its own account for investment, and not with a view to the sale or distribution thereof

     11.13 Brokers and Finder. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of any Member in such manner as to give rise to any valid claim against any Member for any brokerage or finder’s commission, fee or similar compensation.

     11.14 Proprietary Information. Without limitation of the express confidentiality provisions and requirements of Section 2.7, during the existence of the Company and for a period of one year after its dissolution, each Member shall (i) use every reasonable effort to keep all information relating to either of the other Members or any of their Affiliates and their respective operations, any claims involving any of such entities, and any other information related to the foregoing which is acquired, developed or maintained by the Company in the conduct of its business (collectively, the “Proprietary Information”) confidential and to protect the confidential nature of the Proprietary Information; (ii) not disclose the Proprietary Information to any Person other than another Member, its Affiliates or any of their respective employees, agents or other representatives, and (iii) not use the Proprietary Information except as permitted in this Agreement, the Associated Agreements or any other agreements which may be entered into by the Company in connection with its business. A Member’s obligations of confidentiality, nondisclosure and limited use set forth in the preceding sentence shall not apply to any Proprietary Information which (a) is or becomes public information or otherwise generally available to the public through no act or fault of such Member; (b) is hereafter rightfully received by such Member from a third party not under binder of secrecy; or (c) is required to be disclosed by the provisions of any applicable Laws; provided, however, that in the event such disclosure is required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or any similar process), the Member receiving notice of such required disclosure shall provide the Members to whom the Proprietary Information relates with prompt written notice so that such Members or other appropriate entity may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; provided, however, that in the event any Proprietary Information is required to be disclosed pursuant to (i) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or (iii) any national securities exchange or automated quotation system, then no such notice shall be required and such Members shall not have any right to seek a protective order. In the event that such protective order or other remedy is not obtained, or that such Member waives compliance with the provisions of this Section 11.14, the Member receiving notice of such required disclosure shall furnish only that portion of the Proprietary Information which is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the Proprietary Information.

     11.15 Further Assurances. The Members shall provide to each other such information with respect to the transactions contemplated hereby as may be reasonably requested and shall execute and deliver to each other such further documents and take such further action as may be reasonably requested by any Member to document, complete or give full effect to the terms and provisions of this Agreement and the transactions contemplated herein.

     11.16 Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provision hereof.

     11.17 FERC Regulation of Transmission. The Members acknowledge that Transmission, the Transmission Pipeline and the operations thereof are subject to, inter alia, the Natural Gas Act and the Outer continental Shelf Lands Act, the regulations and orders implementing such laws, the conditions imposed in the certificate of public convenience and necessity authorizing the construction and operation of the Transmission Pipeline and all rules, orders, regulations and directives of the Federal Energy Regulatory Commission. The Members agree to comply with each such statute, regulation, rule, order, directive and condition with respect to Transmission and the Transmission Pipeline.

     11.18 Waiver of Certain Damages. Each of the Members (individually, and on behalf of the Company) waives any right to recover any damages, including consequential or punitive damages, in excess of actual damages from any other Member or the Company in connection with a default under this Agreement.

     11.19 Certificates of Interest. The Interests of the Members in the Company shall be represented by Certificates (“Certificates”), signed by two Officers of the Company, which shall certify the Percentage Interest held by such Member. Subject to the laws of Delaware and the terms of this Agreement, Interests in the Company shall be transferable only upon the books of the Company by the holders thereof, upon surrender and cancellation of certificates for such Interest transferred, with a duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signature to such assignment and power of transfer as the Company or its agents may reasonably require. All transfers and assignments shall be subject to the provisions of Article 7 and the other provisions of this Agreement. Further, a transferee or assignee of any Member’s Interest shall have no right to participate in the management of the business and affairs of the Company or to become a Member, except as provided in this Agreement. The Company may issue a new certificate in place of any certificate previously issued by it and alleged to have been lost, stolen or destroyed. The Company may require the owner to give a bond containing such terms as the Company may require to protest the Company or any person injured by the execution and delivery of a new certificate. All interests in the Company, including without limitation, all equity interests, rights and other ownership interests in the Company, are hereby expressly provided to constitute securities governed by Article 8 of the Delaware Uniform Commercial Code.

     IN WITNESS WHEREOF, the Members hereto have executed this Agreement as of June 13, 2005, to be effective as of the Effective Date.

DUKE ENERGY FIELD SERVICES, LP

By:	/s/ David F. Garrett
Name:	David F. Garrett
Title:	Vice President

WILLIAMS	ENERGY, L.L.C.

By:	/s/ Alan S. Armstrong
Name:	Alan S. Armstrong
Title:	Sr. Vice President

WILLIAMS	PARTNERS OPERATING LLC

By:	/s/ Alan S. Armstrong
Name:	Alan S. Armstrong
Title:	Sr. Vice President

SCHEDULE 1.1

Discovery Area of Interest

[Schedule 1.1 from Second Amended and Restated
Limited Liability Company Agreement for the Company inserted on following page]

1.1-1

SCHEDULE 5.4

     The following is a partial list of matters requiring a unanimous vote of the Management Committee except as otherwise specifically provided in the Agreement:

1.	Sale or purchase of any asset.

2.	Filing or settling any lawsuit.

3.	Engagement of independent auditors, legal counsel, and appraisers.

4.	Approval of the annual Business Plan or any modification thereof.

5.	Incurring or commitment to incur any capital cost for any project.

6.	Borrowing (including Working Capital Borrowings) or issuance of debt to the extent not covered in the Business Plan.

7.	Issuance by the Company of any new Membership Interests.

8.	Entering into or amending material contracts, including transportation, processing and fractionation contracts.

9.	Entering into or amending any contract or agreement not covered under Item 8 above between the Company, on the one hand, and a Member or any Affiliate of a Member, on the other hand, except for (i) existing contracts or agreements (excluding amendments thereto) and (ii) contracts, agreements or amendments thereto relating to the purchase, sale or marketing of commodities (e.g. natural gas and natural gas liquids), under which the Member or Affiliate passes through all of the proceeds received from a third party sale by such Member or Affiliate to the Company, less only third-party expenses incurred in moving the commodities to the point of sale (i.e. the Member or Affiliate does not receive any fee or make any margin on the purchase, sale or marketing of commodities).

10.	Trading activities inconsistent with the parameters and guidelines provided for in the Business Plan.

11.	Entering into new lines of business, including but not limited to, those that do not generate “qualifying income” (as such term is defined pursuant to Section 7704 of the Code).

12.	Entering into business collaborations, mergers, etc.

13.	Calls for additional capital contributions by Members, except as provided in the Agreement.

14.	Amendments to LLC Agreements.

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15.	Voluntary Dissolution or winding up.

16.	Delegation of Authorities and changes thereto.

17.	Abandonment of Material Assets.

18.	Submission of a FERC Case.

19.	Conducting any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code).

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SCHEDULE 11.11

Dispute Resolution Procedure

     1. Duty to Negotiate and Participate. The Parties hereto shall inform one another promptly following the occurrence or discovery of any item or event that shall reasonably be expected to result in a dispute in connection with this Agreement. The Parties will attempt to resolve any such matters satisfactorily.

     2. Referral to Senior Officers. Should a dispute arise that the Parties cannot resolve satisfactorily within ten (10) days after being informed thereof in accordance with Section 1 hereof, a Party may deliver to the other Party written notice of the dispute with supporting documentation as to the circumstances leading to the dispute (“Notice of Dispute”). The Notice of Dispute shall include a schedule of the availability of the notifying Party’s senior officers duly authorized to settle the dispute (“Senior Officers”) during the thirty (30) day period following the delivery of the Notice of Dispute. Within seven (7) days after delivery of the Notice, the other Party shall provide a schedule of the availability of such other Party’s Senior Officers during the remainder of the thirty (30) day period following the delivery of the Notice of Dispute. Following delivery of the Senior Officers’ schedules of availability, the Senior Officers shall meet and confer as often as they deem reasonably necessary during the remainder of the thirty (30) day period in good faith negotiations to resolve the dispute amicably. The Parties in their sole discretion may also agree to utilize the service of a mediator pursuant to a joint engagement.

     3. Mediation. If the dispute has not been resolved by negotiation within thirty (30) days following the receipt of the Notice of Dispute, the Parties may, by mutual agreement attempt to resolve the dispute by mediation in good faith, and in accordance with the procedures set forth in this Section 3.

     3.1 Initiation of Mediation. Subject to the parties’ annual agreement to have a mediation, any Party may initiate a mediation proceeding in accordance with Section 2 of the American Arbitration Association Commercial Mediation Rules (“AAA Commercial Mediation Rules”).

     3.2 Governing Procedures. Except as otherwise provided in this Section 3, the mediation proceedings shay be conducted with reference to the then current AAA Commercial Mediation Rules. In the event of a conflict between such rules and this Section 3, this Section 3 shall govern.

     3.3 Appointment of Mediator. The Parties shall, by agreement, select a single mediator. If the Parties have not agreed within ten (10) days of the request for mediation on the selection of a mediator willing to serve, the American Arbitration Association (the “AAA”) shall appoint a qualified mediator to serve.

     3.4 Qualifications of Mediator. The mediator shall be neutral and impartial. The mediator shall be fully active in such mediator’s occupation or profession, knowledgeable as to the subject matter involved in the dispute, and experienced in mediation process. The foregoing shall not preclude otherwise qualified retired lawyers or judges.

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     3.5 Disclosure. Any candidate for the role of mediator shall promptly disclose to the parties all actual or perceived conflicts of interest involving the dispute or the Parties. No mediator may serve if such mediator has a conflict of interest involving the subject matter of the dispute of the Parties.

     3.6 Replacement. A replacement for a mediator who is removed or withdraws for any reason shall be selected pursuant to the procedure set forth in Section 3.3 hereof.

     3.7 Compensation. The mediator shall be fully compensated for all time spent in connection with the mediation proceedings in accordance with the mediator’s hourly rate not to exceed three hundred dollars ($300) per hour, unless otherwise agreed to by the Parties. The compensation shall be advanced equally by the Parties.

     3.8 Management of the Proceedings. The mediator shall manage the mediation proceedings as the mediator deems best so as to make the same expeditious, economical, and less burdensome and adversarial than litigation. No formal rules of evidence apply to the mediation and there will be no stenographic record of any mediation meeting. It is expected that each Party will have a representative in the mediation who is not acting as legal counsel and who is authorized to make the decisions which are part of the mediation process. Although legal and other consultants may participate in the mediation sessions, the communications in the mediation are intended to be principally among the Parties’ representatives and the mediator. The mediator shall control all other procedural aspects of the mediation proceedings.

     3.9 Governing Law. The mediator shall apply the governing substantive Law chosen by the Parties to the Agreement.

     3.10 Privacy. The mediation sessions are private. Only the Parties, their representatives, and the mediator may attend the mediation sessions. Other persons may attend only with the permission of the Parties and with the consent of the mediator.

     3.11 Authority of Mediator. The mediator does not have the authority to impose a settlement on the Parties but will attempt to help them reach a satisfactory resolution of their dispute.

     3.12 Exchange of Information. If any Party has a substantial need for documents or other material in the possession of another Party, the Pasties shall attempt to agree on the exchange of requested documents or other material. If they fail to agree, a Party may request a joint meeting with the mediator who shall assist the Parties in reaching an agreement. At the conclusion of the mediation process, upon the request of a Party which provided documents or other material in connection with the mediation, the recipients shall return the same to the donating Party without retaining copies thereof.

     3.13 Termination of Mediation. The mediation proceedings may be terminated by:

     (a) the execution of a settlement agreement by the Parties; or

     (b) a written declaration of the mediator to the effect that further efforts at mediation are no longer worthwhile; or

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     (c) by a written declaration of the Parties to the effect that the mediation proceedings are terminated because an impasse has been reached.

     No Party may withdraw from the proceedings before their termination.

     3.14 Expenses. All expenses of the mediation, and the expenses of any witness and the cost of any proofs or expert advice produced at the direct request of the mediator, shall be borne equally by the Parties. The expenses of witnesses for a Party shall be paid by the Party producing such witness.

     3.15 Confidentiality: Admissibility. The negotiation and mediation proceedings are confidential in their entirety. All negotiations pursuant to this Section 3 are confidential and shall be treated as compromise or settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence. Information which is otherwise admissible shall not be rendered inadmissible in a subsequent proceeding solely because it was used in negotiations or a mediation pursuant to this Schedule.

The Parties and the mediator shall not disclose information regarding the proceedings or the subject matter thereof, including settlement terms, to third parties, unless the Parties otherwise agree. Alt third parties shall agree in writing to keep such information confidential.

All records, reports, or other documents received by the mediator while serving in that capacity shall be confidential. The mediator shall not be compelled to divulge such records or to testify in regard to the mediation in any adversary proceeding or judicial forum, unless the Parties otherwise agree.

The Parties shall not rely on or introduce as evidence in any arbitral, judicial, or other proceeding:

(a) views expressed or suggestions made by another Party with respect to a possible settlement of the dispute; or

(b) admissions made by another Party in the course of the mediation proceedings; or

(c) proposals made or views expressed by the mediator; or

     (d) the fact that another Party has or has not indicated willingness to accept a proposal for settlement made by the mediator, or another Party.

     4. Injunctive Relief. If adequate remedies are not available to a Party because the procedures specified in this Schedule may not be timely completed as required for the relief sought, a Party may seek a preliminary injunction or other preliminary judicial relief, if in the reasonable judgment of that Party, such action is necessary to avoid irreparable harm or to preserve the status quo. Despite the initiation of such judicial proceedings, the parties will continue to participate in the dispute resolution process specified in this Schedule.

     5. Arbitration. If the Parties are unable to resolve the dispute pursuant to the aforesaid negotiation and mediation provisions within thirty (30) days following commencement

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of the mediation proceeding, or if the mediation proceedings are terminated, the matter shall be submitted to arbitration in accordance with the procedures set forth blow.

     5.1 Initiation of Arbitration. The arbitration shall be initiated by a Party delivering to the other Parties a Notice of Intention to Arbitrate as provided for in Section 6 of the American Arbitration Association {“AAA”) Commercial Arbitration Rules.

     5.2 Governing Procedures. The arbitration shall be conducted by the AAA in either Houston, Texas or Tulsa, Oklahoma, at the selection of the party who did not initiate the arbitration under Section 5.1. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules and the Supplementary Procedures for Large, Complex Disputes (collectively, “AAA Guidelines”). In the event of a conflict between the AAA Guidelines and this Schedule, this Schedule shall govern.

     5.3 Governing Law. The Tribunal shall apply the governing substantive Law chosen by the Parties to the Agreement.

     5.4. Arbitration Panel. Unless the Parties agree to a single arbitrator there shall be three arbitrators, all of whom shall be fully active in their respective occupations or professions, knowledgeable as to the subject matter involved in the dispute, and experienced in arbitration proceedings. The foregoing shall not preclude otherwise qualified retired Lawyers and/or judges. The arbitrators shall be chosen as follows: each Party shall have thirty (30) days from the delivery of a Notice of Intention to Arbitrate to designate an arbitrator. If a Party fails to designate an arbitrator within the thirty (30) day period, the other Party shall designate an additional arbitrator. The two (2) arbitrators chosen shall, within thirty (30) days after the designation of the second arbitrator, choose the third arbitrator. If the first two arbitrators fail to agree upon a third arbitrator within thirty (30) days after the designation of the second arbitrator, the President of the AAA, or his designee, shall designate a third arbitrator having no conflict of interest involving the dispute or the Parties. All arbitrators prior to their selection, shall disclose all actual or perceived conflicts of interest involving the dispute of the Parties. No arbitrator may serve if such arbitrator has a conflict of interest involving the subject matter of the dispute or with the Parties. The three (3) arbitrators selected shall constitute the “Tribunal.” The third arbitrator shall serve as Chairman of the Tribunal.

     All arbitrators, including those designated by a party, shall conduct themselves as neutral. Except as otherwise provided herein or permitted by the Tribunal, no party or anyone acting on its behalf shall have any ex parte communication with any arbitrator with respect to any matter of substance relating to the proceeding. The arbitrators shall be fully compensated in accordance with their normal hourly rates not to exceed $300.00 per hour (unless otherwise agreed to by the Parties) for all time spent by them in connection with the arbitration proceeding, and pending final award, their compensation and expenses, shall be advanced equally by the Parties.

     5.5 Preliminary Hearing. Within thirty (30) days after the Tribunal has been appointed, a preliminary hearing among the Tribunal and counsel for the Parties stall be held for the purpose of developing a plan for the management of the arbitration, which shall then be memorialized in an appropriate order. The matters which may be addressed include, in addition to those set forth in the AAA Guidelines, the following:

11.11-4

     (a) Definition of issues;

     (b) Scope, timing and types of discovery, if any;

     (c) Schedule and places of hearings;

     (d) Setting of other timetables;

     (e) Submission of motions and briefs;

     (f) Whether and to what extent expert testimony will be required, whether the Tribunal should engage one or more neutral experts, and whether, if this is done, engagement of experts by the Parties can be obviated or minimized;

     (g) Whether and to what extent the direct testimony of witnesses will be received by affidavit or written witness statement; and

     (h) Any other matters which may promote the efficient, expeditious, and cost effective conducting of the proceeding.

     5.6 Management of the Arbitration. The Tribunal shall actively manage the proceedings in accordance with the time frames specified herein as it deems best so as to make the same expeditious, economical, and less burdensome and adversarial than litigation.

     5.7 Discovery. The Tribunal shall permit and facilitate such discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. Such discovery may include pre-hearing depositions, particularly depositions of witnesses who will not appear personally before the Tribunal to testify, if there is a substantial, demonstrated need therefor. All discovery shall be concluded not later than 120 days after the conclusion of the Preliminary Hearing, unless, upon the request of a Party, the Tribunal determines that good cause exists to extend such deadline for a reasonable period of time. The Parties agree that unavailability of any expert witness for a party shall constitute good cause.

     5.8 Service of Papers and Documents. Papers, documents, and written communications shall be served by the Parties directly upon each other and the Tribunal.

     5.9 Replacement. A replacement for an arbitrator who is removed or withdraws for any reason shall be selected in the same manner as that arbitrator was originally selected. If, prior to the replacement of an arbitrator as described above, the remaining arbitrators cannot agree whether to accept or reject the proceedings which have already occurred in the arbitration, or if the Parties agree that the arbitration has been irreparably tainted by the removal or withdrawal of an arbitrator, then a new Tribunal will be selected in accordance with Section 5.4 of this Schedule and the proceedings recommenced.

     5.10 Confidentiality. All papers, documents, briefs, written communication, testimony and transcripts as well as any and all Tribunal decisions shall be confidential and not disclosed to anyone other than the Tribunal, the Parties, or the Parties’ attorneys and expert witnesses (where

11.11-5

applicable to their testimony), accept that upon prior written consent of all Parties, such information may be disclosed to additional third parties, provided that such third parties shall agree in writing to keep such information confidential.

     5.11 Hearing. The Tribunal may limit the issues so as to focus on the core of the dispute, limit the time allotted to each Party for presentation of its case, and exclude testimony and other evidence that it deems irrelevant, cumulative or inadmissible. In the case of particular witnesses not subject to subpoena at the usual hearing site, such testimony may be taken at a place where such witnesses can be compelled to attend provided such witnesses’ testimony is recorded before at least one member of the Tribunal. All hearings shall commence no later than 60 days after the discovery period described in 5.7 has ended.

     5.12 Stenographic Record. There shall be a stenographic transcript of the proceedings, the cost of which shall be borne equally by the Parties pending the final award of the Tribunal.

     5.13 Final Award. The Tribunal shall promptly (within sixty (60) days of the conclusion of the proceedings or such longer period as the Parties agree) submit to the Parties an unsigned draft of the proposed award. Within five (5) Business Days after receipt of such draft award, each Party shall notify each other Party in writing of its concurrence with the award or of any alleged errors of fact, law, computation, or other errors, as the case maybe. Within five (5) Business Days after receipt of such written notice from the Parties, the Tribunal shall render their final award in writing. The award shall state with specificity the findings of fact and conclusions of law on which it rests. The award rendered by the Tribunal may be converted to a judgment and enforced in any court having jurisdiction to do so and may only be appealed pursuant to Section 5.14 of this Schedule.

     If applicable Law allows pre-award interest, the Tribunal may, in their discretion, grant pre award interest and, if so, such interest may be at commercial rates during the relevant period. The Tribunal may award all or a part of a Party’s reasonable attorneys’ fees and expenses and costs of arbitration (including but not limited to the compensation and expenses of the arbitrators), taking into account the final result of arbitration, the conduct of the Parties and their counsel in the course of the arbitration, and other relevant factors. The Tribunal shall not award indirect, consequential, special or punitive damages or loss of profits regardless of whether the possibility of such damage or loss was disclosed to, or reasonably foreseen by the Party against whom the claim is made; provided, however, that such damages shall be deemed to be direct damages in an award reimbursing payments for such damages made by a Party to a third patty.

     5.14 Judicial Review. Any Party may seek judicial review of the Tribunal’s award only upon the grounds provided in Sections 10(a) and 10(c) of Title 9 of the United States Code as amended November 15, 1990, and as amended from time to time thereafter. Any suit, action or proceeding whether at Law or in equity, including any declaratory judgment or similar suit or action, constituting or pertaining to such judicial review, must be instituted exclusively in a United States District Court having jurisdiction. Each Party agrees that a remedy at Law for a violation of this Section 5.14 may not be adequate and therefore agrees that the remedies of specific performance and injunctive relief shall be available in the event of any violation in addition to any other right or remedy at Law or in equity to which any Party may be entitled.

11.11-6

     If an award is reviewed and the Party seeking the review prevails, all costs and reasonable attorneys’ fees incurred by the Parties in the review proceedings shad be borne by the Party incurring same. If the Party seeking the review does not prevail, it shall pay all costs and reasonable attorneys’ fees incurred by all Parties in the review proceedings.

     6. Miscellaneous.

     6.1 Deadlines. All deadlines specified in this Schedule may be extended by written agreement of all Parties.

     6.3 Performance. Each Party shall continue to perform its obligations under the Agreement pending final resolution of any dispute.

     6.3 Tolling of Limitations Periods. As between the Parties, all applicable statutes of limitations shall be tolled while the procedures specified in this Schedule are pending and the Parties shall take all actions required to effectuate such tolling.

     6.4 Res Judicata. To the extent permitted by the Law, any award by the Tribunal shall not be res judicata or have any binding effect in any unrelated litigation or arbitration where any Party to the Agreement may also be a Party.

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